Exhibit 10.1

Execution Version

FIRST AMENDMENT TO THIRD AMENDED AND RESTATED LOAN AGREEMENT

This First Amendment to the Third Amended and Restated Loan Agreement (this "Amendment"), dated as of November 19, 2018, is entered into by and among WHITEHORSE FINANCE CREDIT I, LLC (the "Company"), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as lender (the "Lender") and administrative agent (the "Administrative Agent"), CITIBANK, N.A., as collateral agent (the "Collateral Agent") and securities intermediary (the "Securities Intermediary"), WHITEHORSE FINANCE, INC. (the "Portfolio Manager") and Virtus Group LP, as collateral administrator (the "Collateral Administrator"). Reference is hereby made to the Third Amended and Restated Loan Agreement (as amended or modified from time to time, the "Loan Agreement"), dated as of May 15, 2018, among the Company, the Lender, the Administrative Agent, the Collateral Agent, the Securities Intermediary, the Portfolio Manager and the Collateral Administrator. Capitalized terms used herein without definition shall have the meanings assigned thereto in the Loan Agreement.

WHEREAS, the parties hereto are parties to the Loan Agreement;

WHEREAS, the parties hereto desire to amend the terms of the Loan Agreement in accordance with Section 10.05 thereof as provided for herein; and

ACCORDINGLY, the Loan Agreement is hereby amended as follows:

SECTION 1.          AMENDMENTS TO THE LOAN AGREEMENT

Effective as of the date hereof, the Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan Agreement (which Loan Agreement has been conformed to reflect amendments and modifications made pursuant to the Amendment) attached as Annex A hereto.

SECTION 2.          MISCELLANEOUS.

(A)         The parties hereto hereby agree that, except as specifically amended herein, the Loan Agreement is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects. Except as specifically provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party hereto under the Loan Agreement, or constitute a waiver of any provision of any other agreement.

(B)         The Collateral Administrator, the Collateral Agent and the Securities Intermediary are hereby directed to execute and deliver this Amendment.

(C)         The Portfolio Manager hereby certifies that (i) all of the Company’s representations and warranties set forth in Section 6.01 of the Loan Agreement are true and correct (subject to any materiality qualifiers set forth therein) as of the date hereof and (ii) as of the date hereof, no Default, Event of Default or Market Value Cure Failure has occurred and is continuing.

(D)        This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

(E)         This Amendment may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

(F)         This Amendment shall be effective as of the date of this Amendment first written above.

1

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WHITEHORSE FINANCE CREDIT I, LLC

By:	/s/ Edward J. Giordano
Name: Edward J. Giordano
Title: Authorized Signatory

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By	/s/ James Greenfield
Name: James Greenfield
Title: Executive Director

CITIBANK, N.A., as Collateral Agent

By	/s/ Anthony Bausa
Name: Anthony Bausa
Title: Senior Trust Officer

CITIBANK, N.A., as Securities Intermediary

By	/s/ Anthony Bausa
Name: Anthony Bausa
Title: Senior Trust Officer

VIRTUS GROUP LP, as Collateral Administrator

By	/s/ Paul Plank
Name: Paul Plank
Title: Sr. Director

whitehorse finance, inc., as Portfolio Manager

By	/s/ Edward J. Giordano
Name: Edward J. Giordano
Title: Authorized Signatory

The Financing Provider

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ James Greenfield
Name: James Greenfield
Title: Executive Director

Annex A

Conformed Loan Agreement

~~EXECUTION COPY~~Execution Version

Conformed through the First Amendment dated as of November 19, 2018

THIRD AMENDED AND RESTATED

LOAN AGREEMENT

dated as of

December 23, 2015

Amended and restated as of June 27, 2016

Amended as of October 14, 2016

Amended and restated as of June 29, 2017

Amended and restated as of May 15, 2018

among

WHITEHORSE FINANCE CREDIT I, LLC

The Financing Providers Party Hereto

The Collateral Administrator, Collateral Agent and Securities Intermediary Party Hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

WHITEHORSE FINANCE, INC.,

as Portfolio Manager

Table of Contents

		Page

ARTICLE I
THE PORTFOLIO INVESTMENTS

SECTION 1.01.	Purchases of Portfolio Investments	19
SECTION 1.02.	Procedures for Purchases and Related Financings	19
SECTION 1.03.	Conditions to Purchases or Substitutions	20
SECTION 1.04.	Sales of Portfolio Investments	21
SECTION 1.05.	Substitution	23
SECTION 1.06.	Certain Assumptions Relating to Portfolio Investments	23

ARTICLE II
THE FINANCINGS

SECTION 2.01.	Financing Commitments	24
SECTION 2.02.	[reserved]	24
SECTION 2.03.	Financings; Use of Proceeds	24
SECTION 2.04.	Other Conditions to Financings	25

ARTICLE III
ADDITIONAL TERMS APPLICABLE TO THE FINANCINGS

SECTION 3.01.	The Advances	28
SECTION 3.02.	General	32
SECTION 3.03.	Taxes	33

ARTICLE IV
COLLECTIONS AND PAYMENTS

SECTION 4.01.	Interest Proceeds	36
SECTION 4.02.	Principal Proceeds	36
SECTION 4.03.	Principal and Interest Payments; Prepayments; Commitment Fee	37
SECTION 4.04.	MV Cure Account	38
SECTION 4.05.	Priority of Payments	39
SECTION 4.06.	Payments Generally	40
SECTION 4.07.	Termination or Reduction of Financing Commitments	40

ARTICLE V
THE PORTFOLIO MANAGER

SECTION 5.01.	Appointment and Duties of the Portfolio Manager	41
SECTION 5.02.	Portfolio Manager Representations As to Eligibility Criteria; Etc.	41
SECTION 5.03.	Limitation of Liability; Indemnification	42

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01.	Representations and Warranties	43
SECTION 6.02.	Covenants of the Company	46
SECTION 6.03.	Amendments of Portfolio Investments, Etc.	52

ARTICLE VII
EVENTS OF DEFAULT

ARTICLE VIII
ACCOUNTS; COLLATERAL SECURITY

SECTION 8.01.	The Accounts; Agreement As to Control	55
SECTION 8.02.	Collateral Security; Pledge; Delivery	57

ARTICLE IX
THE AGENTS

SECTION 9.01.	Appointment of Administrative Agent and Collateral Agent	60
SECTION 9.02.	Additional Provisions Relating to the Collateral Agent, Securities Intermediary and the Collateral Administrator	64

ARTICLE X
MISCELLANEOUS

SECTION 10.01.	Non-Petition; Limited Recourse; Limited Recourse	66
SECTION 10.02.	Notices	66
SECTION 10.03.	No Waiver	67
SECTION 10.04.	Expenses; Indemnity; Damage Waiver; Right of Setoff	67
SECTION 10.05.	Amendments	68
SECTION 10.06.	Successors; Assignments	68
SECTION 10.07.	Governing Law; Submission to Jurisdiction; Etc.	70
SECTION 10.08.	Interest Rate Limitation	71
SECTION 10.09.	PATRIOT Act	71
SECTION 10.10.	Counterparts	71
SECTION 10.11.	Headings	71
SECTION 10.12.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	71

Schedules

Schedule 1	Transaction Schedule
Schedule 2	Contents of Notice of Acquisition
Schedule 3	Eligibility Criteria
Schedule 4	Concentration Limitations
Schedule 5	Portfolio Investments
Schedule 6	Moody’s Industry Classifications

Exhibit

Exhibit A	Form of Request for Advance

- ii -

THIRD AMENDED AND RESTATED LOAN AGREEMENT dated as of December 23, 2015, amended and restated as of June 27, 2016, amended October 14, 2016, amended and restated as of June 29, 2017 and amended and restated as of May 15, 2018 (this “Agreement”) among WHITEHORSE FINANCE CREDIT I, LLC, as borrower (the “Company”); WHITEHORSE FINANCE, INC. (the “Portfolio Manager”); the Financing Providers party hereto; the Collateral Agent party hereto (in such capacity, the “Collateral Agent”); the Collateral Administrator party hereto (in such capacity, the “Collateral Administrator”); the Securities Intermediary party hereto (in such capacity, the “Securities Intermediary”); and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Financing Providers hereunder (in such capacity, the “Administrative Agent”).

The Portfolio Manager and the Company wish for the Company to acquire and finance certain loans and other debt securities (together with the Subsidiary Investments (as defined below), the “Portfolio Investments”), all on and subject to the terms and conditions set forth herein.

On or about the date hereof, the Company intends to acquire Participation Interests with elevation in certain Portfolio Investments listed on Schedule 5 hereto (the “Initial Portfolio Investments”) pursuant to a Sale and Participation Agreement (the “Natixis Sale Agreement”), dated on or about the date hereof, between the Company and WhiteHorse Finance Warehouse, LLC (in such capacity, the “Seller”).

The Seller has entered into a certain credit facility (the “Natixis Credit Facility”) to finance its acquisition and holding of, inter alia, the Initial Portfolio Investments. To facilitate the sale of the Initial Portfolio Investments to the Company and the release of the Lien of the Natixis Collateral Agent over the Initial Portfolio Investments, the proceeds of the initial Advance will be paid pursuant to the Payment Direction Letter.

Furthermore, the Company intends to enter into a Sale and Contribution Agreement (the “Parent Sale Agreement”), dated on or about the date hereof, between the Company and WhiteHorse Finance, Inc. (the “Parent”), pursuant to which the Company shall from time to time acquire additional Portfolio Investments from the Parent.

The Portfolio Manager and the Company wish for the Permitted Subsidiary to purchase or originate certain loans made to obligors in the State of California (the “Subsidiary Investments”) and the Company wishes to provide proceeds of Advances to the Permitted Subsidiary for that purpose.

On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association (“JPMCB”) has agreed to make advances to the Company (“Advances”) hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the “Transaction Schedule”). JPMCB, together with its respective successors and permitted assigns, are referred to herein as the “Financing Providers”, and the types of financings to be made available by them hereunder are referred to herein as the “Financings”. For the avoidance of doubt, the terms of this Agreement relating to types of Financings not indicated on the Transaction Schedule as being available hereunder shall not bind the parties hereto, and shall be of no force and effect.

Accordingly, the parties hereto agree as follows:

Certain Defined Terms

~~“Accordion Date” means any Business Day on which the Administrative Agent (in its sole discretion) approves in writing (which may be by email) an Accordion Option Request.~~

~~“Accordion Option” means, on any date prior to the termination of the Reinvestment Period on which the aggregate outstanding principal amount of the Advances is at least equal to U.S.$155,000,000, the option of the Company to request in writing (which may be by email) (an “Accordion Option Request”) from the Administrative Agent and the Financing Providers an increase of the Financing Commitments to U.S.$235,000,000.~~

“Accounts” has the meaning set forth in Section 8.01(a).

“Asset Pledge Agreement” means the asset pledge agreement, dated May 15, 2018, between the Permitted Subsidiary and Citibank, N.A., in its capacity as collateral agent, related to the Pledged Accounts and the other assets of the Permitted Subsidiary.

“Additional Distribution Date” has the meaning set forth in Section 4.05.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company) at law or in equity, or before or by any ~~governmental authority, domestic or foreign~~Governmental Authority, whether pending, active or, to the Company’s or the Portfolio Manager’s knowledge, threatened against or affecting the Company or the Portfolio Manager or their respective property that would reasonably be expected to result in a Material Adverse Effect.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person (whether by virtue of ownership, contractual rights or otherwise) but, which shall not, with respect to the Company include the obligors under any Portfolio Investment.

“Agent” has the meaning set forth in Section 9.01.

“Agent Business Day” means any day on which commercial banks settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be New York City).

“Amendment” has the meaning set forth in Section 6.03.

"Amendment Date" means November 19, 2018.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company from time to time concerning or relating to bribery or corruption.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Base Rate” means, for any day, a rate per annum equal to the ~~greatest~~greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. In the event that the Base Rate is below zero at any time during the term of this Agreement, it shall be deemed to be zero until it exceeds zero again.

“Borrowing Base Test” means a test that will be satisfied on any date of determination if the following is true:

Where:

Adv = the aggregate principal amount of the Advances actually outstanding on such date of determination;

PP = Principal Proceeds then on deposit in the Accounts (including cash and Eligible Investments); and

AR = ~~50~~57%

“Business Day” means any day on which commercial banks are open in each of New York City and the city in which the corporate trust office of the Collateral Agent is located; provided that, with respect to any LIBO Rate related provisions herein, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England.

“Calculation Period” means the period from and including the date on which the first Advance is made hereunder to but excluding the first Calculation Period Start Date following the date of such Advance and each successive period from and including a Calculation Period Start Date to but excluding the immediately succeeding Calculation Period Start Date (or, in the case of the last Calculation Period, if the last Calculation Period does not end on the 5th calendar day of March, June, September or December, the period from and including the related Calculation Period Start Date to but excluding the Maturity Date).

“Calculation Period Start Date” means the 5th calendar day of March, June, September and December of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in March, 2016.

"Cash Equivalents" means, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least "A-1" from S&P or at least "P-1" from Moody's; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least "A-1" from S&P or at least "P-1" from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) shall be deemed to have occurred after the date of this Agreement for purposes of this definition, regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” means an event or series of events by which (A) the Parent or its Affiliates, collectively, (i) shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Company or to direct the management policies and decisions of the Company or (ii) cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Company, (B) H.I.G. WhiteHorse Advisers, LLC or its Affiliates shall cease to be the investment advisor of the Parent or (C) the Company shall (i) cease to possess the right to elect or appoint managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Permitted Subsidiary or to direct the management policies and decisions of the Permitted Subsidiary or (ii) cease to own and control legally and beneficially all of the equity interests of the Permitted Subsidiary.

“Charges” has the meaning set forth in Section 10.08.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 8.02(a).

“Collateral Principal Amount” means (A) the aggregate principal balance of the Portfolio, including the funded and unfunded balance of any Delayed Funding Term Loan or Revolving Loan, plus (B) the amounts on deposit in the Accounts (including cash and Eligible Investments) representing Principal Proceeds minus (C) the aggregate principal balance of all Ineligible Investments.

“Collection Account” has the meaning set forth in Section 8.01(a).

"Commitment Increase Date" means any Business Day on which the Administrative Agent (in its sole discretion) approves in writing (which may be by email), with a copy to the Collateral Administrator and the Collateral Agent, a Commitment Increase Option Request.

"Commitment Increase Option" means, on any date prior to the termination of the Reinvestment Period on which the aggregate outstanding principal amount of the Advances is at least equal to U.S.$155,000,000, the option of the Company to request in writing (which may be by email) (an "Commitment Increase Option Request"), with a copy to the Collateral Administrator and the Collateral Agent, from the Administrative Agent and the Financing Providers an increase of the Financing Commitments to U.S.$235,000,000.

“Concentration Limitation Excess” means, without duplication, the principal amount of any Portfolio Investment that exceeds any Concentration Limitation; provided that the Portfolio Manager shall select in its sole discretion which Portfolio Investment(s) constitute part of the Concentration Limitation Excess; provided, further, that, with respect to any Delayed Funding Term Loan or Revolving Loan, the Portfolio Manager shall select any term Portfolio Investment from the same obligor and/or any funded portion of the aggregate commitment amount of such Delayed Funding Term Loan or Revolving Loan before selecting any unfunded portion of such aggregate commitment amount; provided, further, that, if the Portfolio Manager does not so select any Portfolio Investment(s), the applicable portion of the Portfolio Investment(s) with the lowest Market Value (as determined in the reasonable commercial judgment of the Administrative Agent) shall make up the Concentration Limitation Excess.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Credit Risk Parties” has the meaning set forth in Article VII(b).

“Custodial Account” has the meaning set forth in Section 8.01(a).

“Deliver” has the meaning set forth in Section 8.02(b).

“Delayed Funding Term Loan” means any Loan that (a) requires the holder thereof to make one or more future advances to the obligor under the underlying instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; but any such loan will be a Delayed Funding Term Loan only to the extent of undrawn commitments except as expressly set forth herein and only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or reduced to zero.

“Designated Email Notification Address” means glombard@higcapital.com, provided that, so long as no Event of Default shall have occurred and be continuing and no Market Value Event shall have occurred, the Company may, upon at least five Business Day’s written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate any other email address with respect to the Company as the Designated Email Notification Address.

“Designated Independent Broker-Dealer” means J.P. Morgan Securities LLC; provided that, so long as no Market Value Event shall have occurred and no Event of Default shall have occurred and be continuing, the Company may, upon at least five Business Day’s written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate another Independent Broker-Dealer as the Designated Independent Broker-Dealer; provided further that, with respect to the proposed sale of a Portfolio Investment, no other Independent Broker-Dealer may be designated as the Designated Independent Broker-Dealer without the consent of the Administrative Agent.

“Disruption Event” means either or both of (a) a material disruption to those payment or communications systems or to those of financial markets which are, in each case, required to operate in order for payments to be made in connection with this Agreement (or otherwise in order for the transactions contemplated by the Loan Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties hereto; or (b) the occurrence of any other event which results in a disruption (of a technical of systems-related nature) to the treasury or payments operations of a party preventing that or any other party (i) from performing its payment obligations under the Loan Documents or (ii) from communicating with other parties in accordance with the terms of the Loan Documents.

“EBITDA” means, with respect to the last four full fiscal quarters with respect to any Portfolio Investment, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the underlying instruments for each such Portfolio Investment, and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such underlying instruments, an amount, for the obligor on such Portfolio Investment and any parent that is obligated pursuant to the underlying instruments for such Portfolio Investment (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus (a) interest expense, (b) income taxes, (c) depreciation and amortization for such four fiscal quarter period (to the extent deducted in determining earnings from continuing operations for such period), (d) amortization of intangibles (including, but not limited to, goodwill, financing fees and other capitalized costs), other non-cash charges and organization costs, (e) extraordinary losses in accordance with GAAP, (f) one-time, non-recurring or non-cash charges consistent with the applicable compliance statements and financial reporting packages provided by such obligor, and (g) any other item the Portfolio Manager and the Administrative Agent mutually deem to be appropriate; provided that with respect to any obligor for which four full fiscal quarters of economic data are not available, EBITDA shall be determined for such obligor based on annualizing the economic data from the reporting periods actually available.

“Effective Date” has the meaning set forth in Section 2.04.

“Eligibility Criteria” has the meaning set forth in Section 1.03(1).

“Eligible Investments” has the meaning set forth in Section 4.01.

“Equity Pledge Agreement” means the Equity Pledge Agreement, dated as of May 15, 2018, among the Company, as pledgor, and the Collateral Agent, as security agent, pursuant to which the Company pledges all of its right, title and interest in the equity interests in the Permitted Subsidiary to the Collateral Agent, for the benefit of the Secured Parties.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company, the Permitted Subsidiary or the Parent, as applicable, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

“ERISA Event” means that (1) any of the Company, the Permitted Subsidiary or the Parent has underlying assets which constitute “plan assets” within the meaning of the Plan Asset Rules or (2) any of the Company, the Permitted Subsidiary or the Parent sponsors, maintains, contributes to, is required to contribute to or has any material liability with respect to any Plan.

“Event of Default” has the meaning set forth in Article VII.

“Excess Interest Proceeds” means, at any time of determination, the excess of (1) amounts then on deposit in the Accounts representing Interest Proceeds over (2) the projected amount required to be paid pursuant to Section 4.05(a), (b) and (c) on the next Interest Payment Date, the next Additional Distribution Date or the Maturity Date, as applicable, in each case, as determined by the Company in good faith and in a commercially reasonable manner and verified by in the case of clause (1) the Collateral Agent and otherwise by the Administrative Agent.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Financing Commitment or Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Financing Commitment or Advance or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 3.03(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Expense Reserve Account” has the meaning set forth in Section 8.01(a).

“Expense Reserve Account Amount” means, on any date of determination, an amount equal to U.S.$100,000 minus the available balance of the Expense Reserve Account on such date; provided that, with respect to any Additional Distribution Date, the aggregate Expense Reserve Account Amount with respect to such Additional Distribution Date shall be an amount equal to U.S.$100,000 minus the available balance of the Expense Reserve Account on such date minus the Expense Reserve Account Amount(s) on any prior Additional Distribution Date(s) occurring during the same Calculation Period.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements thereunder, similar or related non-U.S. Law that correspond to Sections 1471 to 1474 of the Code, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any U.S. or non-U.S. fiscal or regulatory law, legislation, rules, guidance, notes or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the ~~weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of~~rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve ~~System arranged by Federal funds brokers, as~~Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York~~, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it~~ as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financing Commitment” means, with respect to each Financing Provider and each type of Financing available hereunder at any time, the commitment of such Financing Provider to provide such type of Financing to the Company hereunder in an amount up to but not exceeding the portion of the applicable financing limit set forth on the Transaction Schedule that is held by such Financing Provider at such time.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the effect from time to time in the United States, as applied from time to time by the Company.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indebtedness” as applied to any Person, means, without duplication, as determined in accordance with GAAP, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt of others guaranteed by such Person and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss. Notwithstanding the foregoing, “Indebtedness” shall not include a commitment arising in the ordinary course of business to purchase a future Portfolio Investment in accordance with the terms of this Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnified Person” has the meaning specified in Section 5.03(b).

“Indemnitee” has the meaning set forth in Section 10.04(b).

“Independent Broker-Dealer” means any of the following (as such list may be revised from time to time by mutual agreement of the Company and the Administrative Agent): Bank of America/Merrill Lynch, Barclays Bank, BNP Paribas, Citibank, Credit Suisse, Deutsche Bank, Goldman Sachs, Morgan Stanley, Nomura, Royal Bank of Scotland, UBS any Affiliate of any of the foregoing, but in no event including the Company or any Affiliate of the Company.

“Ineligible Investment” means, from time to time, any Portfolio Investment that fails, at such time, to satisfy the Eligibility Criteria; provided, that, with respect to any Portfolio Investment for which the Administrative Agent has waived one or more of the criteria set forth on Schedule 3, the Eligibility Criteria in respect of such Portfolio Investment shall be deemed not to include such waived criteria at any time after such waiver and such Portfolio Investment shall not be considered an “Ineligible Investment” by reason of its failure to meet such waived criteria; provided, further, that any Portfolio Investment (other than an Initial Portfolio Investment) which has not been approved by the Administrative Agent pursuant to Section 1.02 on or prior to its Trade Date or Substitution Date, as applicable, will be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved; provided, further, that any Participation Interest granted under the Natixis Sale Agreement that has not been elevated to an absolute assignment on or prior to the 30th calendar day following the Effective Date (or, if the Portfolio Manager has provided the Administrative Agent with evidence satisfactory to the Administrative Agent in its sole discretion that the Company is diligently pursuing such elevation, the 60th calendar day following the Effective Date) shall constitute an Ineligible Investment until the date on which such elevation has occurred.

“Initial Portfolio Investments” has the meaning set forth in the recitals.

“Interest Payment Date” has the meaning set forth in Section 4.03(b).

“Interest Proceeds” means all payments of interest received in respect of the Portfolio Investments and Eligible Investments acquired with the proceeds of Portfolio Investments (in each case other than accrued interest purchased using Principal Proceeds, but including proceeds received from the sale of interest accrued after the date on which the Company or the Permitted Subsidiary acquired the related Portfolio Investment), all other payments on the Eligible Investments acquired with the proceeds of Portfolio Investments (for the avoidance of doubt, such other payments shall not include principal payments (including, without limitation, prepayments, repayments or sale proceeds) with respect to Eligible Investments acquired with Principal Proceeds) and all payments of fees, dividends and other similar amounts received in respect of the Portfolio Investments or deposited into any of the Accounts (including closing fees, commitment fees, facility fees, late payment fees, amendment fees, waiver fees, prepayment fees and premiums, ticking fees, delayed compensation, customary syndication or other up-front fees and customary administrative agency or similar fees); provided, however, that for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the MV Cure Account or Unfunded Exposure Account or any proceeds therefrom.

“IRS” means the United States Internal Revenue Service.

“Investment” means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any loan or advance to any other Person, or (c) becoming obligated with respect to a contingent obligation in respect of obligations of any other Person.

“Lender” has the meaning set forth in Section 2.01.

“Lender Participant” has the meaning set forth in Section 10.06(c).

“LIBO Rate” means, for each Calculation Period relating to an Advance, the rate appearing on the Reuters Screen at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Calculation Period, as the rate for U.S. dollar deposits with a maturity of three months. If such rate is not available at such time for any reason, then the LIBO Rate for such Calculation Period shall be equal to the rate that results from interpolating on a linear basis between (a) the rate appearing on the Reuters Screen for the longest period available that is shorter than three months and (b) the rate appearing on the Reuters screen that is the shortest period available that is longer than three months. The LIBO Rate shall be determined by the Administrative Agent (and notified in writing to the Collateral Administrator and the Portfolio Manager), and such determination shall be conclusive absent manifest error. Notwithstanding anything in the foregoing to the contrary, if the LIBO Rate as calculated for any purpose under this Agreement is below zero, the LIBO Rate will be deemed to be zero for such purpose until such time as it exceeds zero again.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Loan” means any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement or other similar credit agreement.

“Loan Documents” means this Agreement, the Asset Pledge Agreement, the Equity Pledge Agreement, the Natixis Sale Agreement, the Parent Sale Agreement, the Payoff Letter and the Payment Direction Letter.

“Losses” has the meaning set forth in Section 5.03(a).

“Market Value” means, on any date of determination, (i) with respect to any Senior Secured Loan or Second Lien Loan, the average indicative bid-side price determined by Markit Group Limited or LoanX, Inc. (or, if the Administrative Agent determines in its sole discretion that such bid price is not available or is not indicative of the actual current market value, the market value of such Senior Secured Loan or Second Lien Loan as determined by the Administrative Agent in good faith and in a commercially reasonable manner) and (ii) with respect to any other Portfolio Investment, the market value of such Portfolio Investment as determined by the Administrative Agent in good faith and in a commercially reasonable manner, in each case, expressed as a percentage of par. So long as no Market Value Event has occurred or Event of Default has occurred and is continuing, the Portfolio Manager shall have the right to initiate a dispute of the Market Value of certain Portfolio Investments as set forth below; provided that the Portfolio Manager provides the bid or valuation set forth below no later than 2:00 p.m. New York City time on the Business Day immediately following the related date of determination.

If the Portfolio Manager disputes the determination of Market Value with respect to any Portfolio Investment whose Market Value is not determined by the Administrative Agent using Markit Group Limited or LoanX, Inc., the Portfolio Manager may, with respect to up to three such Portfolio Investments in each calendar quarter, engage a Nationally Recognized Valuation Provider, at the expense of the Company, to provide a valuation of the applicable Portfolio Investments and submit evidence of such valuation to the Administrative Agent. With respect to any Portfolio Investment whose Market Value is determined by the Administrative Agent using Markit Group Limited or LoanX, Inc., the Portfolio Manager may, at the expense of the Company, obtain a written executable bid from an Independent Broker-Dealer for such Portfolio Investment and submit evidence of such bid to the Administrative Agent; provided that the Administrative Agent has the ability to execute any such bid by selling any portion of such Portfolio Investment held by the Administrative Agent or its Affiliate for its own account to any such Independent Dealer (either directly or indirectly through a broker or other intermediary reasonably acceptable to the Administrative Agent) at the time (but no earlier than) such bid is delivered to the Administrative Agent by the Portfolio Manager.

The market value of any Portfolio Investment determined in accordance with the immediately preceding paragraph will be the Market Value for the applicable Portfolio Investment from and after (but not earlier than) the Business Day following delivery of notice of such valuation to the Administrative Agent until the Administrative Agent has made a good faith and commercially reasonable determination that the Market Value of such Portfolio Investment has changed, in which case the Administrative Agent may determine another Market Value (in accordance with the definition of Market Value).

Notwithstanding anything to the contrary herein, (A) the Market Value for any Portfolio Investment shall not be greater than the par amount thereof, (B) the Market Value of any Ineligible Investment shall be deemed to be zero and (C) the Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Portfolio Manager from any Independent Broker-Dealer if, in the Administrative Agent’s good faith judgment: (i) such Independent Broker-Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investment or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for such Portfolio Investment, as reasonably determined by the Administrative Agent; or (ii) such firm bid or such firm offer is not bona fide due to the insolvency of the Independent Broker-Dealer.

The Administrative Agent shall notify the Company, the Portfolio Manager and the Collateral Administrator in writing of the then-current Market Value of each Portfolio Investment in the Portfolio no later than the 5th day of each calendar month or upon the reasonable request of the Portfolio Manager. Any notification from the Administrative Agent to the Company that the events set forth in clause (A)(i) of the definition of the term Market Value Event have occurred and is continuing shall be accompanied by a written statement showing the then-current Market Value of each Portfolio Investment.

“Market Value Cure” means, on any date of determination, (i) the contribution by the Parent of additional Portfolio Investments and the pledge and Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof, (ii) the contribution by the Parent of cash to the Company and the pledge and Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof (which amounts shall be deposited in the MV Cure Account), (iii) the prepayment by the Company of an aggregate principal amount of Advances (together with accrued and unpaid interest thereon) or (iv) any combination of the foregoing clauses (i), (ii) and (iii), in each case during the Market Value Cure Period, at the option of the Portfolio Manager, and in an amount such that the Net ~~Asset Value exceeds~~Advances are less than the product of (a) the Market Value Cure Trigger specified on the Transaction Schedule and (b) the Net ~~Advances~~Asset Value; provided that, any Portfolio Investment contributed to the Company in connection with the foregoing must meet all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and the Concentration Limitations (as defined on Schedule 4) shall be satisfied after such contribution or, if not satisfied immediately prior to such contribution, maintained or improved. For the purposes of any request for consent of the Administrative Agent pursuant to clause (i) in the immediately preceding sentence, if the Company notifies the Administrative Agent on the day on which the events set forth in clause (A)(i) of the definition of the term Market Value Event has occurred and is continuing of its intention to contribute a Portfolio Investment to the Company to cure such event and requests the related consent thereto, the Administrative Agent shall respond to such request no later than one (1) Business Day after such notice is received. In connection with any Market Value Cure, a Portfolio Investment shall be deemed to have been contributed to the Company if there has been a valid, binding and enforceable contract for the assignment of such Portfolio Investment to the Company and, in the reasonable judgment of the Portfolio Manager, such assignment will settle, in the case of a Loan, within fifteen (15) Business Days thereof and, in the case of any other Portfolio Investment, within four (4) Business Days thereof. The Portfolio Manager shall use its commercially reasonable efforts to effect any such assignment within such time period.

“Market Value Cure Failure” means the failure by the Company to effect a Market Value Cure as set forth in the definition of such term.

“Market Value Cure Period” means the period commencing on the Business Day on which the Portfolio Manager receives notice from the Administrative Agent (which if received after 2:00 p.m., New York City time, on any Business Day, shall be deemed to have been received on the next succeeding Business Day) of the occurrence of the events set forth in clause (A)(i) of the definition of the term Market Value Event and ending at (x) the close of business in New York two (2) Business Days thereafter or (y) such later date and time as may be agreed to by the Administrative Agent in its sole discretion.

“Market Value Event” means (A) the occurrence of both of the following events (i) the Administrative Agent shall have determined and notified the Portfolio Manager in writing as of any date that the Net ~~Asset Value does not equal or~~Advances exceed the product of (a) the Market Value Trigger specified on the Transaction Schedule and (b) the Net ~~Advances~~Asset Value and (ii) a Market Value Cure Failure or (B) if in connection with any Market Value Cure, a Portfolio Investment sold, contributed or deemed to have been contributed to the Company shall fail to settle within (i) in the case of a Loan, fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof and (ii) in the case of any other Portfolio Investment, four (4) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company or the Portfolio Manager, taken as a whole, (b) the ability of the Company or the Portfolio Manager to perform its obligations under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to the Administrative Agent or the Lenders under this Agreement or any of the other Loan Documents.

“Material Amendment” has the meaning set forth in Section 10.06(c).

“Maturity Date” means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable upon the occurrence of an Event of Default under Article VII and the acceleration of the Secured Obligations, (3) the date on which the principal amount of the Advances is irrevocably reduced to zero as a result of one or more prepayments and the Financing Commitments are irrevocably terminated and (4) the date after a Market Value Event on which all Portfolio Investments have been sold and the proceeds therefrom have been received by the Company.

“Maximum Rate” has the meaning set forth in Section 10.08.

“Mezzanine Obligation” means a Portfolio Investment which is unsecured, subordinated debt of ~~a company that represents a claim on such company’s assets which is senior only to that of the equity securities of such company~~the obligor.

“Minimum Funding Amount” means, on any date of determination, the amount set forth in the table below:

Period Start Date	Period End Date	Minimum Funding Amount (U.S.$)
~~Closing~~Amendment Date	To and including ~~September 23, 2016~~May 19, 2019	~~100,000,000~~115,000,000
~~September 24, 2016~~May 20, 2019	~~To and including the earlier of (i) November 23, 2016 and (ii) the Accordion Date~~August 19, 2019	~~143,200,000~~135,000,000
Unless the ~~Accordion~~Commitment Increase Date has occurred, ~~November 24, 2016~~August 20, 2019	To and including the earlier of (i) the last day of the Reinvestment Period and (ii) the ~~Accordion~~Commitment Increase Date	155,000,000
If the ~~Accordion~~Commitment Increase Date occurs, the day following the ~~Accordion~~Commitment Increase Date	If the ~~Accordion~~Commitment Increase Date occurs, to and including the last day of the Reinvestment Period	175,000,000~~”~~

“MV Cure Account” has the meaning set forth in Section 8.01(a).

“Nationally Recognized Valuation Provider” means (i) Houlihan Lokey Howard & Zukin, (ii) Lincoln International LLC (f/k/a Lincoln Partners LLC), (iii) Duff & Phelps Corp., (iv) Valuation Research Corporation, (v) FTI Consulting, Inc. and (vi) Murray Devine and (vii) Alvarez & Marsal; provided that any independent entity providing professional asset valuation services may be added to this definition by the Company (with the consent of the Administrative Agent) or added to this definition by the Administrative Agent from time to time by notice thereof to the Company and the Portfolio Manager; provided, further, that (A) the Administrative Agent may remove up to three providers from this definition by written notice to the Company and the Portfolio Manager and (B) upon any such removal, the Company may add an equivalent number of entities providing professional asset valuation services to this definition (with the consent of the Administrative Agent).

“Natixis Collateral Agent” means The Bank of New York Mellon Trust Company, National Association, in its capacity as collateral agent under the Natixis Credit Facility.

“Natixis Lender” means Versailles Assets LLC.

“Natixis Credit Facility” has the meaning set forth in the recitals.

“Natixis Lien Release” means, collectively, the release of the Lien of the Natixis Collateral Agent over the Collateral over which it has a Lien (including, without limitation, the filing of a UCC-3 Statement in each applicable jurisdiction), the transfer of all of the Collateral held by the Natixis Lender, the Natixis Collateral Agent or any of their respective agents to the Company and such further assurances regarding the release of such Lien and Collateral as the Administrative Agent shall reasonably request (including, if requested, such certifications or notices requested by the Administrative Agent to be addressed to the Administrative Agent).

“Net Advances” means the principal amount of the outstanding Advances (inclusive of Advances that have been requested for any outstanding Purchase Commitments which have traded but not settled) minus the amounts then on deposit in the Accounts (including cash and Eligible Investments) representing Principal Proceeds (excluding any Principal Proceeds which shall be used to settle pending purchases).

“Net Asset Value” means, (A) the sum of (I) the Market Value of each Portfolio Investment (both owned and in respect of which there are outstanding Purchase Commitments which have traded but not settled) in the Portfolio that is not (x) an Ineligible Investment or (y) a Portfolio Investment which has traded but not settled (i) in the case of a Loan, within fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof and (ii) in the case of any other Portfolio Investment, within four (4) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof, multiplied by (II) the funded principal amount of such Portfolio Investment minus (B) the Unfunded Exposure Shortfall; provided that product of the Market Value and the Concentration Limitation Excess will be excluded from the calculation of the Net Asset Value and assigned a value of zero for such purposes.

“New York Collateral” has the meaning set forth in Section 8.02(b).

“Non-Call Period” means the period beginning on, and including, the Effective Date and ending on, but excluding, ~~June~~October 29, 2019.

“Notice of Acquisition” has the meaning set forth in Section 1.02.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” has the meaning set forth in the recitals.

“Participant Register” has the meaning specified in Section 10.06(d).

“Participation Interest” means a participation interest in a Loan or a debt security.

“PATRIOT Act” has the meaning set forth in Section 2.04(f).

“Payment Direction Letter” means that certain Flow of Funds and Payment Direction Letter, dated as of the date hereof, among the Company, the Portfolio Manager and the Administrative Agent.

“Payoff Letter” means the payoff letter, dated as of the date hereof, among the Seller, the Natixis Lender, the Natixis Collateral Agent and the other parties to the Natixis Credit Facility, in form and substance satisfactory to the Administrative Agent.

“Permitted Distribution” means, on any Business Day, distributions of Interest Proceeds (at the discretion of the Company) to the Parent (or other permitted equity holders of the Company); provided that amounts may be distributed pursuant to this definition only to the extent of available Excess Interest Proceeds and only so long as (i) no Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution), (ii) no Market Value Event shall have occurred (or would occur after giving effect to such Permitted Distribution), (iii) the Borrowing Base Test is satisfied (and will be satisfied after giving effect to such Permitted Distribution), (iv) all Portfolio Investments satisfied the Eligibility Criteria on the Trade Date or Substitution Date, as applicable, for their acquisition by the Company, (v) the Company gives at least two (2) Business Days’ prior written notice thereof to the Administrative Agent, (vi) the Company and the Administrative Agent confirm in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a Permitted Distribution set forth herein are satisfied and (vii) not more than five Permitted Distributions are made in any single Calculation Period.

“Permitted Lien” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) with respect to any collateral underlying a Portfolio Investment, the Lien in favor of the Company and Liens permitted under the related underlying instruments, (d) as to agented Portfolio Investments, Liens in favor of the agent on behalf of all the lenders of the related obligor, and (e) Liens granted pursuant to or by the Loan Documents.

“Permitted Subsidiary” means WhiteHorse Finance (CA), LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company.

“Permitted Tax Distribution” means distributions to the Parent (from the Accounts or otherwise) to the extent required to allow the Parent to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Parent in or with respect to any taxable year of the Parent (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Parent shall not exceed 115% of the amounts that the Company would have been required to distribute to the Parent to: (i) allow the Company to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Company’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Company’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Company had qualified to be taxed as a regulated investment company under the Code and (B) if such Permitted Tax Distributions are made after the occurrence and during the continuance of an Event of Default, the amount of Permitted Tax Distributions made in any 90 calendar day period shall not exceed U.S.$1,500,000.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV of ERISA established by the Company, the Parent or any ERISA Affiliate.

“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA.

“Pledged Accounts” means the accounts (including any applicable sub-accounts) established by the Permitted Subsidiary at Citibank, N.A. and pledged to the Collateral Agent pursuant to the Asset Pledge Agreement.

“Portfolio” means all Portfolio Investments Purchased or Substituted hereunder and not otherwise sold or liquidated.

“Portfolio Manager Breach” has the meaning set forth in Section 5.03(a).

“Portfolio Manager Party” has the meaning set forth in Section 5.03(a).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Proceeds” means all amounts received with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Accounts (including cash contributed by the Company), in each case other than Interest Proceeds or amounts on deposit in the Unfunded Exposure Account.

“Priority of Payments” has the meaning set forth in Section 4.05.

“Proceeding” has the meaning set forth in Section 10.07(b).

“Purchase” means each acquisition of a Portfolio Investment hereunder (other than by Substitution), including, for the avoidance of doubt, by way of a contribution by the Parent to the Company pursuant to the Parent Sale Agreement and, in the case of the Permitted Subsidiary, origination of such Portfolio Investment, directly or indirectly.

“Purchase Commitment” has the meaning set forth in Section 1.02.

“Ramp-Up Period” means the period from and including the Effective Date to, but excluding, September 23, 2016.

“Register” has the meaning set forth in Section 10.06(b).

“Reinvestment Period” means the period beginning on, and including, the Effective Date and ending on, but excluding, the earliest of (i) December 29, 2020, (ii) the date on which a Market Value Event occurs and (iii) the date on which an Event of Default occurs.

“Related Party” has the meaning set forth in Section 9.01.

“Required Financing Providers” means the Financing Providers with respect to 66 2/3% of the aggregate principal amount of the outstanding Advances.

“Responsible Officer” means (a) with respect to the Collateral Agent, any officer of the Collateral Agent customarily performing functions with respect to corporate trust matters and, with respect to a particular corporate trust matter under this Loan Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject in each case, having direct responsibility for the administration of this Agreement and (b) with respect to the Collateral Administrator, any officer of the Collateral Administrator customarily performing functions with respect to collateral administration matters and, with respect to a particular matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject in each case, having direct responsibility for the administration of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Company of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding.

“Reuters Screen” means Reuters Screen LIBOR 01 Page on the Bloomberg Financial Markets Commodities News (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. dollar deposits in the London interbank market).

“Revolving Loan” means any Loan (other than a Delayed Funding Term Loan, but including funded and unfunded portions of revolving credit lines not backed by cash and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that under the underlying instruments relating thereto may require one or more future advances to be made to the obligor by a creditor; but any such loan will be a Revolving Loan only to the extent of undrawn commitments except as expressly set forth herein and only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or are irrevocably reduced to zero.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, ~~Sudan and~~ Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union ~~or~~, any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country ~~or~~, (c) any Person owned or controlled by any such Person or Persons described in the ~~forgoing~~foregoing clauses (a) or (b) or (d) any Person otherwise the subject of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

“Second Lien Loan” means a Loan (i) that is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to liens for taxes or regulatory charges and any other liens permitted under the related underlying instruments that are reasonable and customary for similar loans) under Applicable Law (other than a Loan that is second priority to a Permitted Working Capital Lien) and (ii) the Portfolio Manager determines in good faith that the value of the collateral securing the loan (including based on enterprise value) on or about the time of origination or acquisition by the Company equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“Secured Party” has the meaning set forth in Section 8.02(a).

“Secured Obligation” has the meaning set forth in Section 8.02(a).

“Senior Secured Loan” means any interest in a loan, including any assignment of or participation in or other interest in a loan, that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable loan agreement), (ii) is secured by a pledge of collateral, which security interest is (a) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable credit agreement that are reasonable for similar loans, and liens accorded priority by law in favor of any Governmental Authority) or (b)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter-of-credit rights, supporting obligations, deposit accounts, investments accounts and any other assets securing any Working Capital Revolver under ~~applicable law~~Applicable Law and proceeds of any of the foregoing (a first priority lien on such assets a “Permitted Working Capital Lien”) and (2) validly perfected and first priority (subject to liens for taxes or regulatory charges and any other liens permitted under the related underlying instruments that are reasonable and customary for similar loans) in all other collateral under Applicable Law, and (iii) the Portfolio Manager determines in good faith that the value of the collateral for such loan (including based on enterprise value) on or about the time of acquisition equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by a first priority Lien over the same collateral. For the avoidance of doubt, debtor-in-possession loans shall constitute Senior Secured Loans.

“Settlement Date” has the meaning set forth in Section 1.03.

“Solvent” means, with respect to any entity, that as of the date of determination, (a) the sum of such entity’s debt (including contingent liabilities) does not exceed the present fair value of such entity’s present assets; (b) such entity’s capital is not unreasonably small in relation to its business as contemplated on the date of this Agreement; and (c) such entity has not incurred debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Investments” has the meaning set forth in the recitals.

“Substitute Portfolio Investment” has the meaning set forth in Section 1.05.

“Substitution” has the meaning set forth in Section 1.05.

“Substitution Date” has the meaning set forth in Section 1.03.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third A&R Date” means May 15, 2018.

“Trade Date” has the meaning set forth in Section 1.03.

“UCC” has the meaning set forth in Section 8.01(b).

“Unfunded Exposure Account” has the meaning set forth in Section 8.01(a).

“Unfunded Exposure Amount” means, on any date of determination, the sum (determined on a traded basis), with respect to each Delayed Funding Term Loan or Revolving Loan, of an amount equal to the aggregate amount of all unfunded commitments associated with such Delayed Funding Term Loan or Revolving Loan, as applicable.

“Unfunded Exposure Shortfall” means, on any date of determination, an amount equal to the greater of (x) 0 and (y) the Unfunded Exposure Amount minus (a) amounts on deposit in the Unfunded Exposure Account and (b) five percent (5%) of the Collateral Principal Amount.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.03(f).

“Working Capital Revolver” means a revolving lending facility secured by all or a portion of the current assets of the related obligor, which current assets subject to such security interest do not constitute a material portion of the obligor’s total assets.

Article I

THE PORTFOLIO INVESTMENTS

Section 1.01.         Purchases of Portfolio Investments. On the Effective Date, the Company may acquire the Initial Portfolio Investments from the Seller pursuant to the Natixis Sale Agreement, subject to the conditions specified in this Agreement. From time to time during the Reinvestment Period, the Company may Purchase (or cause the Permitted Subsidiary to Purchase) additional Portfolio Investments, or request that Portfolio Investments be Purchased for the Company’s account, all on and subject to the terms and conditions set forth herein.

Section 1.02.         Procedures for Purchases and Related Financings.

(a)          Timing of Notices of Acquisition. No later than five (5) Agent Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) before the date on which the Company proposes that a binding commitment to acquire any Portfolio Investment (other than an Initial Portfolio Investment) be made by it or for its account or the account of the Permitted Subsidiary (a “Purchase Commitment”) or that a Substitution occur, the Portfolio Manager, on behalf of the Company, shall deliver to the Administrative Agent a notice of acquisition (a “Notice of Acquisition”).

(b)          Contents of Notices of Acquisition. Each Notice of Acquisition shall consist of one or more electronic submissions to the Administrative Agent (in such format and transmitted in such a manner as the Administrative Agent, the Portfolio Manager and the Company may reasonably agree (which shall initially be the format and include the information regarding such Portfolio Investment identified on Schedule 2)), and shall be accompanied by such other information as the Administrative Agent may reasonably request.

(c)          Eligibility of Portfolio Investments. The Administrative Agent shall have the right, on behalf of all Financing Providers, to reasonably request additional information regarding any proposed Portfolio Investment. The Administrative Agent shall notify the Portfolio Manager and the Company (including via e-mail or other customary electronic messaging system) of its approval or failure to approve each Portfolio Investment proposed to be acquired pursuant to a Notice of Acquisition (and, if approved, an initial determination of the Market Value for such Portfolio Investment) no later than the fifth (5th) Agent Business Day succeeding the date on which it receives such Notice of Acquisition and any information reasonably requested in connection therewith); provided that (i) any Initial Portfolio Investment shall be deemed to be approved by the Administrative Agent and (ii) the failure of the Administrative Agent to notify the Portfolio Manager and the Company of its approval in accordance with this Section 1.02(c) shall be deemed to be a disapproval of such proposed acquisition. ~~The failure of the Administrative Agent to approve the acquisition of a Portfolio Investment will not prohibit the Company from acquiring such Portfolio Investment (subject to the conditions set forth in Section 1.03); provided, that any Portfolio Investment not so approved prior to its Trade Date or Substitution Date (each as defined below) shall be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved.~~

(d)          The failure of the Administrative Agent to approve the acquisition of a Portfolio Investment will not prohibit the Company from acquiring such Portfolio Investment (subject to the conditions set forth in Section 1.03); provided, that any Portfolio Investment not so approved prior to its Trade Date or Substitution Date (each as defined below) shall be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved.

Section 1.03.         Conditions to Purchases or Substitutions. No Purchase Commitment, Purchase or Substitution shall be entered into unless each of the following conditions is satisfied (or waived as provided below) as of the date on which such Purchase Commitment is entered into (such Portfolio Investment’s “Trade Date”) or the Company consummates a Substitution (the “Substitution Date”) (and such Portfolio Investment shall not be Purchased or Substituted, and any related Financing shall not be required to be made available to the Company by the applicable Financing Providers, unless each of the following conditions is satisfied or waived as of such Trade Date or Substitution Date, as applicable):

(1)         the information contained in the Notice of Acquisition accurately describes, in all material respects, such Portfolio Investment and, unless waived by the Administrative Agent, such Portfolio Investment satisfies the eligibility criteria set forth in Schedule 3 (the “Eligibility Criteria”);

(2)         with respect to a Purchase, the proposed Settlement Date for such Portfolio Investment is not later than (i) in the case of a Loan, the date that is fifteen (15) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) after such Trade Date or (ii) in the case of any other Portfolio Investment, the date that is four (4) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) after such Trade Date;

(3)         no Market Value Event has occurred and no Event of Default or event that, with notice or lapse of time or both, would constitute an Event of Default (a “Default”), in each case, has occurred and is continuing, and the Reinvestment Period has not otherwise ended; and

(4)         after giving pro forma effect to the Purchase or Substitution of such Portfolio Investment and the related provision of Financing (if any) hereunder:

(x)          the Borrowing Base Test is satisfied;

(y)          the Concentration Limitations (as defined on Schedule 4) shall be satisfied or, if not satisfied immediately prior to such Purchase Commitment, maintained or improved;

(z)          the aggregate principal balance of Advances then outstanding will not exceed, for each type of Financing available hereunder, the limit for such type of Financing set forth in the Transaction Schedule; and

(aa)         in the case of a Purchase, the amount of such Financing (if any) shall be not less than U.S.$2,000,000; provided that the initial Financing shall be not less than U.S.$100,000,000.

The Administrative Agent, on behalf of the Financing Providers, may waive any conditions to a Purchase Commitment, Purchase or Substitution, as the case may be, specified above in this Section 1.03 by written notice thereof to the Company, the Collateral Administrator, the Portfolio Manager and the Collateral Agent.

If the above conditions to a Purchase are satisfied or waived, the Portfolio Manager shall determine, in consultation with the Administrative Agent and with notice to any applicable Financing Providers, the Collateral Agent and the Collateral Administrator, the date on which such Purchase shall settle (the “Settlement Date” for such Portfolio Investment) and any related Financing shall be provided.

With respect to a Purchase, promptly following the Settlement Date for a Portfolio Investment and its receipt thereof, the Collateral Administrator shall provide to the Administrative Agent a copy of the executed assignment agreement (or, in the case of a Portfolio Investment that is not a Loan, the executed purchase agreement or similar instrument) pursuant to which such Portfolio Investment was assigned, sold or otherwise transferred to the Company.

Section 1.04.         Sales of Portfolio Investments. The Company will not (and will not permit the Permitted Subsidiary to) sell, transfer or otherwise dispose of any Portfolio Investment or any other asset without the prior consent of the Administrative Agent (acting at the direction of the Required Financing Providers), except that, subject to Section 6.02(x), the Company may sell any Portfolio Investment (including any Ineligible Investment) or other asset so long as, (x) after giving effect thereto, no Market Value Event has occurred and no Default or Event of Default has occurred and is continuing and (y) the sale of such asset by the Company shall be on an arm’s-length basis and in accordance with the Portfolio Manager’s standard market practices. In addition, within ten (10) calendar days of any Revolving Loan or Delayed Funding Term Loan with an unfunded commitment becoming an Ineligible Investment, the Company, subject to clauses (x) and (y) in the immediately preceding sentence, shall either (i) sell such Revolving Loan or Delayed Funding Term Loan and shall pay any amount payable in connection with such sale or (ii) distribute such Revolving Loan or Delayed Funding Term Loan to the Parent; provided that, in the case of this clause (ii), the Parent has paid the Company an amount equal to the Market Value of such Revolving Loan or Delayed Funding Term Loan on the date of its Purchase multiplied by the then-current funded balance of such Revolving Loan or Delayed Funding Term Loan.

Notwithstanding anything in this Agreement to the contrary (but subject to this Section 1.04): (i) following the occurrence and during the continuance of an Event of Default, neither the Company nor the Portfolio Manager on its behalf shall have any right to cause the sale, transfer or other disposition of a Portfolio Investment or any other asset (including, without limitation, the transfer of amounts on deposit in the Accounts) without the prior written consent of the Administrative Agent (which consent may be granted or withheld in the sole discretion of the Administrative Agent), (ii) following the occurrence of a Market Value Event, the Company shall use commercially reasonable efforts to sell Portfolio Investments (individually or in lots, including a lot comprised of all of the Portfolio Investments) at the sole direction of, and in the manner (including, without limitation, the time of sale, sale price, principal amount to be sold and purchaser) required by the Administrative Agent (provided that the Administrative Agent shall only require sales at the direction of the Required Financing Providers and at then-current fair market values and in accordance with the Administrative Agent’s standard market practices) and the proceeds from such sales shall be used to prepay the Advances outstanding hereunder and (iii) following the occurrence of a Market Value Event, the Portfolio Manager shall have no right to act on behalf of, or otherwise direct, the Company, the Administrative Agent, the Collateral Agent or any other person in connection with a sale of Portfolio Investments pursuant to any provision of this Agreement except with the prior written consent of the Administrative Agent (including via email). Any prepayments made pursuant to this paragraph shall automatically reduce the Financing Commitments as provided in Section 4.07(c). The Company shall cause the Permitted Subsidiary to comply with all of the provisions of this paragraph.

In connection with any sale of Portfolio Investments required by the Administrative Agent following the occurrence of an Event of Default or a Market Value Event, in connection with such sale, the Administrative Agent or a designee of the Administrative Agent shall:

(i)          notify the Company at the Designated Email Notification Address promptly upon distribution of bid solicitations regarding the sale of such Portfolio Investments; and

(ii)         direct the Company to sell such Portfolio Investments to the Designated Independent Broker-Dealer if the Designated Independent Broker-Dealer provides the highest bid in the case where bids are received in respect of the sale of such Portfolio Investments, it being understood that if the Designated Independent Broker-Dealer provides a bid to the Administrative Agent that is the highest bona fide bid to purchase a Portfolio Investment on a line-item basis where such Portfolio Investment is part of a pool of Portfolio Investments for which there is a bona fide bid on a pool basis proposed to be accepted by the Administrative Agent (in its sole discretion), then the Administrative Agent shall accept any such line-item bid only if such line-item bid (together with any other line-item bids by the Designated Independent Broker-Dealer or any other bidder for other Portfolio Investments in such pool) is greater than the bid on a pool basis.

For purposes of this paragraph, the Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Designated Independent Broker-Dealer if, in the Administrative Agent’s judgment (acting reasonably):

(A)         either:

(x)          the Designated Independent Broker-Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the relevant Portfolio Investments; or

(y)          the Designated Independent Broker-Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the relevant Portfolio Investments to the assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, to it; or

(A)         such bid is not bona fide, including, without limitation, due to (x) the insolvency of the Designated Independent Broker-Dealer or (y) the inability, failure or refusal of the Designated Independent Broker-Dealer to settle the purchase of the relevant Portfolio Investments or any portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally.

In connection with any sale of a Portfolio Investment directed by the Administrative Agent pursuant to this Section 1.04 and the application of the net proceeds thereof, the Company hereby appoints the Administrative Agent as the Company’s attorney-in-fact (it being understood that the Administrative Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company to effectuate the provisions of this Section 1.04 (including, without limitation, the power to execute any instrument which the Administrative Agent or the Required Financing Providers may deem necessary or advisable to accomplish the purposes of this Section 1.04 or any direction or notice to the Collateral Agent in respect to the application of net proceeds of any such sales). None of the Administrative Agent, the Financing Providers, the Collateral Administrator, the Securities Intermediary, the Collateral Agent nor any Affiliate of any thereof shall incur any liability to the Company, the Portfolio Manager or any other person in connection with any sale effected at the direction of the Administrative Agent in accordance with this Section 1.04, including, without limitation, as a result of the price obtained for any Portfolio Investment, the timing of any sale or sales of Portfolio Investments or the notice or lack of notice provided to any person in connection with any such sale, so long as, in the case of the Administrative Agent only, any such sale does not violate ~~applicable law~~Applicable Law.

Section 1.05.         Substitution.

During the Reinvestment Period, the Company may replace a Portfolio Investment with another Portfolio Investment (each such replacement, a “Substitution” and such new Portfolio Investment, a “Substitute Portfolio Investment”) so long as the Company has submitted a Notice of Acquisition and all applicable conditions precedent set forth in Section 1.02(c) and Section 1.03 have been satisfied with respect to each Substitute Portfolio Investment to be acquired by the Company in connection with such Substitution.

Section 1.06.         Certain Assumptions Relating to Portfolio Investments.

(a)          For purposes of all calculations hereunder, any Portfolio Investment for which the trade date in respect of a sale thereof by the Company or the Permitted Subsidiary has occurred, but the settlement date for such sale has not occurred, shall be considered to be owned by the Company or the Permitted Subsidiary until such settlement date.

(b)          Unfunded commitments in respect of Delayed Funding Loans and Revolving Loans shall not be considered funded for purposes of the definition of the term Market Value and the calculation of the Net Asset Value and the Borrowing Base Test.

Article II

THE FINANCINGS

Section 2.01.         Financing Commitments. Subject to the terms and conditions set forth herein, only during the Reinvestment Period, each Financing Provider hereby severally agrees to make available to the Company the types of Financing identified on the Transaction Schedule as applicable to such Financing Provider, in U.S. dollars, in an aggregate amount, for such Financing Provider and such type of Financing, not exceeding the amount of its Financing Commitment for such type of Financing. The Financing Commitments shall terminate on the earliest of (a) the last day of the Reinvestment Period, (b) the Maturity Date and (c) the occurrence of a Market Value Event (or, if earlier, the date of termination of the Financing Commitments pursuant to Article VII).

A Financing Provider with a Financing Commitment to make Advances hereunder is referred to as a “Lender”.

Section 2.02.         [reserved]

Section 2.03.         Financings; Use of Proceeds.

(a)          Subject to the satisfaction or waiver of the conditions to the Purchase of a Portfolio Investment set forth in Section 1.03 both as of the related Trade Date and Settlement Date, the applicable Financing Providers will make the applicable Financing available to the Company on the related Settlement Date (or otherwise on the related specified borrowing date if no Portfolio Investment is being acquired on such date) as provided herein; provided that, if no Portfolio Investment is being acquired on such date, only the conditions set forth in clauses (3) and (4) of Section 1.03 shall require satisfaction or waiver.

(b)          Except as expressly provided herein, the failure of any Financing Provider to make any Advance required hereunder shall not relieve any other Financing Provider of its obligations hereunder. If any Financing Provider shall fail to provide any Financing to the Company required hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Financing Provider to satisfy such Financing Provider’s obligations hereunder until all such unsatisfied obligations are fully paid.

(c)          Subject to Section 2.03(e), the Company shall use the proceeds of the Financings received by it hereunder to purchase the Portfolio Investments identified in the related Notice of Acquisition or to make advances to the obligor of Delayed Funding Term Loans or Revolving Loans in accordance with the underlying instruments relating thereto, provided that, if the proceeds of a Financing are deposited in the Collection Account as provided in Section 3.01 prior to or on the Settlement Date for any Portfolio Investment but the Company is unable to Purchase such Portfolio Investment on the related Settlement Date, or if there are proceeds of such Financing remaining after such Purchase, then, subject to Section 3.01(a), upon written notice from the Portfolio Manager the Collateral Agent shall apply such proceeds as provided in Section 4.05. The proceeds of the Financings shall not be used for any other purpose.

(d)          With respect to any Advance, the Portfolio Manager shall, on behalf of the Company, submit a request substantially in the form of Exhibit A (a "Request for Advance") to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00 p.m. New York City time, one (1) Business Day prior to the Business Day specified as the date on which such Advance shall be made and, upon receipt of such request, the Lenders shall make such Advances in accordance with the terms set forth in Section 3.01. Any requested Advance shall be in an amount such that, after giving effect thereto and the related purchase (if any) of the applicable Portfolio Investment(s), the Borrowing Base Test is satisfied.

(e)          If, the aggregate principal amount of the outstanding Advances is less than the Minimum Funding Amount on any period start date specified in the definition of the term Minimum Funding Amount, then the Portfolio Manager (on behalf of the Company) shall be deemed to have requested an Advance on each such date such that, after the funding thereof, the aggregate principal amount of the outstanding Advances is equal to the Minimum Funding Amount. Unless an Event of Default shall have occurred and is continuing or a Market Value Event shall have occurred, the Lenders shall make a corresponding Advance in accordance with Article III on each such date (or, if either such date is not a Business Day, the next succeeding Business Day) (with written notice to the Collateral Administrator by the Administrative Agent), such that after the funding thereof, the aggregate principal amount of the outstanding Advances is equal to the Minimum Funding Amount.

(f)          If two Business Days prior to the end of the Reinvestment Period, the Company has any outstanding unfunded obligations to make future advances under any Delayed Funding Term Loan or Revolving Loan, then the Portfolio Manager, on behalf of the Company, shall be deemed to have requested a Financing on such date, and the Lenders shall make a corresponding Advance on the last day of the Reinvestment Period (with written notice to the Collateral Administrator by the Administrative Agent) in accordance with Article III in amount equal to the least of (i) the aggregate amount of all such unfunded obligations, (ii) the Financing Commitments in excess of the aggregate principal amount of the outstanding Advances and (iii) an amount such that the Borrowing Base Test is satisfied after giving effect to such Advance; provided that, if the Company provides evidence to the Administrative Agent that it has cash from other sources that is available in accordance with the terms of this Agreement to make any such future advances in respect of any Delayed Funding Term Loan or Revolving Loan, then the amount of any such Advance shall be reduced by the amount of such funds. After giving effect to such Advance, the Company shall cause the proceeds of such Advance and cash from other sources that is available in accordance with the terms of this Agreement in an amount equal to the aggregate amount of all unfunded obligations remaining in respect of any Delayed Funding Term Loans or Revolving Loans to be deposited in the Unfunded Exposure Account and held as cash and Eligible Investments pending the funding of such future advances or until all commitments to make such future advances are terminated or expire or are irrevocably reduced to zero. For the avoidance of doubt, the amounts deposited in the Unfunded Exposure Account pursuant to this clause (f) shall not be used for any purpose other than as set forth in Section 8.01(h).

(g)          Without limitation to clause (f) above, neither the Company nor the Permitted Subsidiary shall acquire any unfunded commitment under any Revolving Loan or Delayed Funding Term Loan unless, on a pro forma basis after giving effect to such purchase, the Borrowing Base Test and item 6 of the Concentration Limitations will each be satisfied.

Section 2.04.         Other Conditions to Financings. Notwithstanding anything to the contrary herein, the obligations of the Lenders to make Advances shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion):

(a)          Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)          Loan Documents. The Administrative Agent (or its counsel) shall have received reasonably satisfactory evidence that the Loan Documents have been executed and are in full force and effect, and that the initial sales and contributions (or grant of Participation Interests, as applicable) contemplated by the Natixis Sale Agreement shall have been consummated in accordance with the terms thereof.

(c)          Opinions. The Administrative Agent (or its counsel) shall have received one or more reasonably satisfactory written opinions of Dechert LLP, counsel for the Company, the Parent and the Seller, covering such matters relating to the transactions contemplated hereby and by the other Loan Documents as the Administrative Agent shall reasonably request (including, without limitation, certain bankruptcy matters) in writing.

(d)          Corporate Documents. The Administrative Agent (or its counsel) shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of the Company, the Parent and the Portfolio Manager as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer thereof or other Person authorized to act in connection with this Agreement and the other Loan Documents, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the Parent and the Portfolio Manager and any other legal matters relating to the Company, the Parent, the Portfolio Manager, this Agreement or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)          Payment of Fees, Etc. The Administrative Agent, the Lenders, the Collateral Agent and the Collateral Administrator shall have received all fees and other amounts due and payable by the Company in connection herewith on or prior to the Effective Date, including the fee payable pursuant to Section 4.03(e) and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(f)          PATRIOT Act, Etc. To the extent requested by the Administrative Agent or any Lender, the Administrative Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and other applicable “know your customer” and anti-money laundering rules and regulations.

(g)          Natixis Credit Facility Balance. The Administrative Agent has received evidence satisfactory to it that the aggregate amount payable by the Seller to the Natixis Lender and the other parties to the Natixis Credit Facility to terminate the Natixis Credit Facility and to secure the release of the Lien of the Natixis Collateral Agent over the Initial Portfolio Investments, which will be paid by the Lenders in accordance with the Payment Direction Letter, is not greater than U.S.$150,000,000.

(h)          Natixis Lien Release. The Administrative Agent has received a fully executed copy of the Payoff Letter and evidence satisfactory to it that the Natixis Lien Release will be obtained on the date that the initial Advance is made.

(i)          Certain Acknowledgements. The Administrative Agent shall have received (i) UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches indicating that there are no effective lien notices or comparable documents that name the Company as debtor and that are filed in the jurisdiction in which the Company is organized, (ii) a UCC lien search indicating that there are no effective lien notices or comparable documents that name the Seller as debtor which cover any of the Portfolio Investments (other than the Lien of the Natixis Collateral Agent that will be released pursuant to the Natixis Lien Release) and (iii) such other searches that the Administrative Agent deems necessary or appropriate.

In addition, proceeds of Advances may not be used to acquire Subsidiary Investments unless each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion) on the Third A&R Date:

(a)          Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)          Loan Documents. The Administrative Agent (or its counsel) shall have received reasonably satisfactory evidence that the other Loan Documents have been executed and are in full force and effect.

(c)          Opinions. The Administrative Agent (or its counsel) shall have received one or more reasonably satisfactory written opinions of Dechert LLP, counsel for the Company and the Permitted Subsidiary, covering such matters relating to the Permitted Subsidiary, this Agreement and the other Loan Documents entered into as of the Third A&R Date as the Administrative Agent shall reasonably request in writing.

(d)          Corporate Documents. The Administrative Agent (or its counsel) shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of the Permitted Subsidiary as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer thereof or other Person authorized to act in connection with the Loan Documents to which the Permitted Subsidiary is a party, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Permitted Subsidiary and any other legal matters relating to the Permitted Subsidiary or the transactions contemplated hereby with respect to the Permitted Subsidiary, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e)          PATRIOT Act, Etc. To the extent requested by the Administrative Agent or any Lender, the Administrative Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and other applicable “know your customer” and anti-money laundering rules and regulations.

(f)          Solvency Certificate. The Administrative Agent has received an officer’s certificate of a responsible officer of the Company certifying that, as of the Third A&R Date, the Company is Solvent.

(g)          Lien Search. The Administrative Agent shall have received a UCC lien search indicating that there are no effective lien notices or comparable documents that name the Permitted Subsidiary as debtor and that are filed in the jurisdiction in which the Permitted Subsidiary is organized.

Section 2.05.         Conditions to Advances. No Advance shall be made unless each of the following conditions is satisfied as of the proposed date of such Advance:

(i)          the Effective Date shall have occurred;

(ii)         the Company shall have delivered a Request for Advance in accordance with Section 2.03(d);

(iii)        no Market Value Event has occurred

(iv)         no Event of Default or Default has occurred and is continuing;

(v)          the Reinvestment Period has not ended;

(vi)         all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the date of such Advance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date; and

(vii)        after giving pro forma effect to such Advance (and any related Purchase) hereunder:

(x)          the Borrowing Base Test is satisfied;

(y)          the Concentration Limitations (as defined on Schedule 4) shall be satisfied or, if not satisfied immediately prior to such Purchase Commitment, maintained or improved; and

(z)          the aggregate principal balance of Advances then outstanding will not exceed, for each type of Financing available hereunder, the limit for such type of Financing set forth in the Transaction Schedule.

If the above conditions to an Advance are satisfied or waived by the Administrative Agent, the Portfolio Manager shall determine, in consultation with the Administrative Agent and with notice to the Lenders and the Collateral Administrator, the date on which any Advance shall be provided.

Article III

ADDITIONAL TERMS APPLICABLE TO THE FINANCINGS

Section 3.01.         The Advances.

(a)          Making the Advances. If the Lenders are required to make an Advance to the Company as provided in Section 2.03, then each Lender shall make such Advance on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the Collateral Agent for deposit to the Collection Account; provided that the Company hereby directs the Lenders to pay the proceeds of the initial Advance hereunder in accordance with the directions set forth in the Payment Direction Letter. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance, provided that any exercise of such option shall not affect the obligation of the Company to repay such Advance in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, the Company may borrow and prepay Advances. The Company may reborrow Advances in an aggregate amount of U.S.$45,000,000. Except as set forth in the immediately preceding sentence, once drawn, Advances may not be reborrowed.

Payment of the proceeds of the initial Advance by the Lenders in accordance with the instructions set forth in the Payment Direction Letter will constitute the making of the Advance to the Company for all purposes and all obligations of the Lenders to make such Advance shall be satisfied thereby.

(b)          Interest on the Advances. ~~All~~Subject to Section 3.01(h), all outstanding Advances shall bear interest (from and including the date on which such Advance is made) at a per annum rate equal to the LIBO Rate for each Calculation Period in effect plus the Applicable Margin for Advances set forth on the Transaction Schedule. Notwithstanding the foregoing, if any principal of or interest on any Advance is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to the Advances as provided in the preceding sentence.

(c)          Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain ~~accounts~~at one of its offices the Register in which it shall record (1) the amount of each Advance made hereunder, (2) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (3) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the ~~accounts~~Register maintained pursuant to this paragraph (c) shall be ~~prima facie evidence of the existence and amounts of the obligations recorded therein~~conclusive absent manifest error, provided that the failure of any Lender or the Administrative Agent to maintain such ~~accounts~~Register or any error therein shall not in any manner affect the obligation of the Company to repay the Advances in accordance with the terms of this Agreement.

Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if a registered note is requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to ~~the order of~~ the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(d)          Pro Rata Treatment. Except as otherwise provided herein, all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.

(e)          Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder, then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) at the request of the Company, such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), until such time as the Advances are required to be prepaid as mandated by law in clause (3) below, to transfer all of its rights and obligations under this Agreement to another of its offices, branches or Affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender shall be promptly paid in full by the Company (together with all accrued interest and other amounts owing hereunder) but not later than such date as shall be mandated by law; provided that, to the extent that any such adoption or change makes it unlawful for the Advances to bear interest by reference to the LIBO Rate, then the foregoing clauses (1) through (3) shall not apply and the Advances shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule.

(f)          Increased Costs.

(i)          If any Change in Law shall:

(A)         impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(B)         impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender; or

(C)         subject any Lender or the Administrative Agent to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, upon request by such Lender or the Administrative Agent, the Company will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(ii)         If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material (which demand shall be accompanied by a statement setting forth the basis for such demand), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(iii)        A certificate of a Lender or the Administrative Agent, as the case may be, setting forth the amount or amounts necessary to compensate such Lender, its holding company or the Administrative Agent, as the case may be, as specified in paragraph (i) or (ii) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(iv)         Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or and Administrative Agent’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(v)          Each of the Lenders and the Administrative Agent agrees that it will take such commercially reasonable actions as the Company may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 3.01(f); provided that no Lender or the Administrative Agent shall be obligated to take any actions that would, in the reasonable opinion of such Lender or the Administrative Agent, be disadvantageous to such Lender or the Administrative Agent (including, without limitation, due to a loss of money). In no event will the Company be responsible for increased amounts referred to in this Section 3.01(f) which relates to any other entities to which any Lender provides financing.

(vi)         If any Lender (A) provides notice of unlawfulness or requests compensation under clause (e) above or this clause (f), (B) defaults in its obligation to make Advances hereunder or (C) becomes the subject of a Bail-In Action, then the Company may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the Company that shall assume such obligations (whereupon such Lender shall be obligated to so assign), provided that, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder through the date of such assignment and (y) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. No prepayment fee that may otherwise be due hereunder shall be payable to such Lender in connection with any such assignment.

(g)          No Set-off or counterclaim. Subject to Section 3.03, all payments to be made hereunder by the Company in respect of the Advances shall be made without set-off or counterclaim and in such amounts as may be necessary in order that every such payment (after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatever nature imposed by the jurisdiction in which the Company is organized or any political subdivision or taxing authority therein or thereof) shall not be less than the amounts otherwise specified to be paid under this Agreement.

(h)          Alternate Rate of Interest. (i)          If prior to the commencement of any Calculation Period: (x) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including, without limitation, because the LIBO Rate is not available or published on a current basis), for U.S. dollar deposits and such Calculation Period; or (y) the Administrative Agent is advised by the Required Lenders that the LIBO Rate, as applicable, for such Calculation Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Calculation Period; then the Administrative Agent shall give notice thereof to the Company, the Portfolio Manager and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Company, the Portfolio Manager and the Lenders that the circumstances giving rise to such notice no longer exist, if any Advance is requested, such Advance shall accrue interest at the Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule.

(ii)         If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) the circumstances set forth in Section 3.01(h)(i)(x) have arisen and such circumstances are unlikely to be temporary or (y) the circumstances set forth in Section 3.01(h)(i)(x) have not arisen but the supervisor for the administrator of the LIBO Rate or a governmental authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such changes shall not include a reduction in the Applicable Margin). Notwithstanding anything to the contrary in Section 10.05, such amendment shall become effective without any further action or consent of any other party to this Agreement (but with prior written notice to the Portfolio Manager (which may be by email))so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (ii) (but, in the case of the circumstances described in clause (y) of the first sentence of this Section 3.01(h)(ii), only to the extent the LIBO Rate for U.S. dollar deposits and such Calculation Period is not available or published at such time on a current basis), if any Advance is requested, such advance shall accrue interest at the Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule.

Section 3.02.         General. The provisions of Section 3.01 and any other provisions relating to the types of Financings contemplated by each such section shall not be operative until and unless such types of Financing have been made available to the Company, as evidenced by the Transaction Schedule.

Section 3.03.         Taxes.

(a)          Payments Free of Taxes. All payments to be made hereunder by the Company in respect of the Advances shall be made without deduction or withholding for any Taxes, except as required by ~~applicable law~~Applicable Law (including FATCA). If any ~~applicable law~~Applicable Law requires the deduction or withholding of any Tax from any such payment by the Company, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with ~~applicable law~~Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with ~~applicable law~~Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Indemnification by the Company. The Company shall indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          Indemnification by the Lenders. Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.03, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)          Status of Secured Parties. (i)          Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by ~~applicable law~~Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing,

(A)         any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent, but only if the Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an IRS Form W-8BEN or IRS Form W-8BEN-E or any applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)         an executed IRS Form W-8ECI;

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, is not a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form; or

(iv)         to the extent a Foreign Lender is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by ~~applicable law~~Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by ~~applicable law~~Applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by ~~applicable law~~Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(E)         The Administrative Agent shall deliver to the Company an electronic copy of an IRS Form W-9 upon becoming a party under this Agreement. The Administrative Agent represents to the Company that it is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 and a “U.S. financial institution” within the meaning of Treasury Regulations Section 1.1471-3T and that it will comply with its obligations to withhold under Section 1441 and FATCA.

(g)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Financing Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Article IV

COLLECTIONS AND PAYMENTS

Section 4.01.         Interest Proceeds. The Company shall notify (or shall cause the Permitted Subsidiary to notify) the obligor with respect to each Portfolio Investment to remit all amounts that constitute Interest Proceeds to the Collection Account (or, in the case of Subsidiary Assets, the applicable Pledged Account). To the extent Interest Proceeds are received other than by deposit into the Collection Account, the Company shall cause all Interest Proceeds on the Portfolio Investments to be deposited in the Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the Collection Account all Interest Proceeds received by it immediately upon receipt thereof in accordance with the written direction of the Portfolio Manager.

Interest Proceeds shall be retained in the Collection Account and held in cash and/or invested (and reinvested) at the written direction of the Company (or the Portfolio Manager on its behalf) delivered to the Collateral Agent in dollar-denominated ~~high-grade investments~~Cash Equivalents selected by the Portfolio Manager (unless an Event of Default has occurred and is continuing or a Market Value Event has occurred, in which case, selected by the Administrative Agent) (“Eligible Investments”). Eligible Investments shall mature no later than the end of the then-current Calculation Period. Not later than five Business Days following receipt, the Company shall cause the Permitted Subsidiary to distribute Interest Proceeds received by it to the Company as a dividend or equivalent equity distribution and deposit such Interest Proceeds into the Collection Account.

Interest Proceeds on deposit in the Collection Account shall be withdrawn by the Collateral Agent (at the written direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Market Value Event, the Administrative Agent)) and applied (i) to make payments in accordance with this Agreement or (ii) to make Permitted Distributions or Permitted Tax Distributions in accordance with this Agreement with two (2) Business Days prior notice to the Administrative Agent.

Section 4.02.         Principal Proceeds. The Company shall (or shall cause the Permitted Subsidiary to) notify the obligor with respect to each Portfolio Investment to remit all amounts that constitute Principal Proceeds to the Collection Account (or, in the case of Subsidiary Assets, the applicable Pledged Account). To the extent Principal Proceeds are received other than by deposit into the Collection Account, the Company shall cause all Principal Proceeds received on the Portfolio Investments to be deposited in the Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the Collection Account all Principal Proceeds received by it immediately upon receipt thereof in accordance with the written direction of the Portfolio Manager.

All Principal Proceeds shall be retained in the Collection Account and invested at the written direction of the Administrative Agent in overnight Eligible Investments selected by the Portfolio Manager (unless an Event of Default has occurred and is continuing or a Market Value Event has occurred, in which case, selected by the Administrative Agent). All investment income on such Eligible Investments shall constitute Interest Proceeds. Not later than the fifth Business Day following receipt, the Company shall cause the Permitted Subsidiary to distribute all Principal Proceeds received by it to the Company as a dividend or equivalent equity distribution and deposit such Principal Proceeds into the Collection Account.

Principal Proceeds on deposit in the Collection Account shall be withdrawn by the Collateral Agent (at the written direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Market Value Event, the Administrative Agent)) and applied (i) to make payments in accordance with this Agreement or (ii) towards the purchase price of Portfolio Investments purchased in accordance with this Agreement, in each case with prior notice to the Administrative Agent.

The Portfolio Manager shall notify the Administrative Agent and the Collateral Agent if the Portfolio Manager reasonably determines in good faith that any amounts in the Collection Account have been deposited in error or do not otherwise constitute Principal Proceeds, whereupon such amounts on deposit in the Collection Account may be withdrawn by the Collateral Agent (at the direction of the Company and with written confirmation from the Administrative Agent (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Market Value Event, the Administrative Agent)) on the next succeeding Business Day and remitted to the Company. For the avoidance of doubt, Principal Proceeds received in connection with the sale of any Portfolio Investment pursuant to Section 1.04 following a Market Value Event shall be used to prepay Advances as set forth therein at the written direction of the Administrative Agent.

Section 4.03.         Principal and Interest Payments; Prepayments; Commitment Fee.

(a)          The Company shall pay the unpaid principal amount of the Advances (together with accrued interest thereon) to the Administrative Agent for the account of each Lender on the Maturity Date in accordance with the Priority of Payments and any and all cash in the Accounts shall be applied to the satisfaction of the Secured Obligations on the Maturity Date and on each Additional Distribution Date in accordance with the Priority of Payments.

(b)          Accrued interest on the Advances shall be payable in arrears on each Interest Payment Date, each Additional Distribution Date and on the Maturity Date in accordance with the Priority of Payments; provided that (i) interest accrued pursuant to the second sentence of Section 3.01(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Advances, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. “Interest Payment Date” means the fifth Business Day after the last day of each Calculation Period.

(c)

(i)          Subject to the requirements of this Section 4.03(c), the Company shall have the right from time to time to prepay outstanding Advances in whole or in part (A) on any Business Day that JPMorgan Chase Bank, National Association ceases to act as Administrative Agent, (B) in connection with a Market Value Cure or (C) subject to the payment of the premium described in clause (ii) below, up to but not more than three times during any Calculation Period; provided that, the Company may not prepay any outstanding Advances pursuant to this Section 4.03(c)(i)(C) during the Non-Call Period in an amount that would cause the aggregate outstanding principal amount of the Advances to be below the Minimum Funding Amount. The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any prepayment pursuant to Section 4.03(c)(i)(A) or Section 4.03(c)(i)(C) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of the Advances to be prepaid. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except in connection with a Market Value Cure, each partial prepayment of outstanding Advances shall be in an amount not less than U.S.$2,000,000. Prepayments shall be accompanied by accrued and unpaid interest.

(ii)         Each prepayment or commitment reduction pursuant to Section 4.03(c)(i)(C) and Section 4.07(a) that is made after the Non-Call Period and on or before ~~December~~April 29, ~~2019,~~2020, whether in full or in part, shall be accompanied by a premium equal to 1% of the principal amount of such prepayment or commitment reduction; provided that no such premium shall be payable with respect to any prepayment (or portion thereof) that does not exceed the positive difference (if any) of (x) the then-current aggregate outstanding principal amount of the Advances over (y) the then-current Minimum Funding Amount (the “Excess Funded Amount”).

(d)          The Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee in accordance with the Priority of Payments which shall accrue at 1.00% per annum (or, with respect to any date on which the aggregate amount of Advances is greater than 77.5% of the Commitment Amount, 0.60% per annum) on the average daily unused amount of the Financing Commitment of such Lender during the period from and including the date of this Agreement to but excluding the last day of the Reinvestment Period. Accrued commitment fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e)          The Company agrees to pay the Administrative Agent, for the account of each Lender, (i) an upfront fee on the date hereof in an aggregate amount equal to U.S.$1,000,000 and (ii) following an ~~Accordion~~Commitment Increase Date, if one occurs, a fee on such ~~Accordion~~Commitment Increase Date in an aggregate amount equal to the product of (x) 0.80% and (y) the aggregate increase of the Financing Commitments on such ~~Accordion~~Commitment Increase Date. Once paid, such fees or any part thereof shall not be refundable under any circumstances.

(f)          Without limiting Section 4.03(c), the Company shall have the obligation from time to time to prepay outstanding Advances in whole or in part on any date with proceeds from sales of Portfolio Investments directed by the Administrative Agent pursuant to Section 1.04 and as set forth in Sections 2.03(f) and 8.01(h). Prepayments shall be accompanied by accrued and unpaid interest.

Section 4.04.         MV Cure Account

(a)          The Company shall cause all cash received by it in connection with an Market Value Cure to be deposited in the MV Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the MV Cure Account such amounts received by it (and identified in writing as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the MV Cure Account shall be invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Financing Providers). All amounts contributed to the Company by Parent in connection with an MV Event Cure shall be paid free and clear of any right of chargeback or other equitable claim.

(b)          Amounts on deposit in the MV Cure Account may be withdrawn by the Collateral Agent (at the written direction of the Company (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Market Value Event, the Administrative Agent)) and remitted to the Company with prior notice to the Administrative Agent (or, upon the occurrence and during the continuance of an Event of Default or upon the occurrence of a Market Value Event, to the Lenders for prepayment of Advances and reduction of Financing Commitment); provided that the Company may not direct any withdrawal from the MV Cure Account if the Borrowing Base Test is not satisfied (or would not be satisfied after such withdrawal).

Section 4.05.         Priority of Payments. On (w) each Interest Payment Date, (x) the Maturity Date, (y) any date after the occurrence of a Market Value Event and (z) any date after the Maturity Date following an Event of Default and the declaration of the Secured Obligations as due and payable (each date set forth in clauses (y) and (z) above, an “Additional Distribution Date”), the Collateral Agent shall distribute all amounts in the Collection Account in the following order of priority (the “Priority of Payments”):

(a)          To pay (i) first, amounts due or payable to the Collateral Agent, the Collateral Administrator and the Securities Intermediary hereunder and under each other Loan Document (including fees, out-of-pocket expenses and indemnities) and (ii) second, any other accrued and unpaid fees and out-of pocket expenses (other than the commitment fee payable to the Lenders, but including Lender indemnities) due hereunder and under each other Loan Document, up to a maximum amount under this clause (a) of U.S.$100,000 (the “Cap”) on each Interest Payment Date, the Maturity Date and each Additional Distribution Date (in the case of any Additional Distribution Date or the Maturity Date, after giving effect to all payments of such amounts on any other Additional Distribution Date or Interest Payment Date occurring in the same calendar quarter); provided that if an Event of Default has occurred and the Administrative Agent has terminated the Financing Commitments and declared the Secured Obligations due and payable, the Cap shall be increased to $200,000 for payment to the Collateral Agent, the Collateral Administrator and the Securities Intermediary in connection with any actions it has taken with respect to enforcement of rights on the Collateral.

(b)          To deposit an amount equal to the Expense Reserve Account Amount in the Expense Reserve Account;

(c)          To pay interest due in respect of the Advances, any amounts due or payable pursuant to Section 3.03(c) and 3.03(f) and commitment fees payable to the Lenders (pro rata based on amounts due);

(d)          To pay (i) on each Interest Payment Date, all prepayments of the Advances permitted or required under this Agreement (including any applicable premium) and (ii) on the Maturity Date (and, if applicable, any Additional Distribution Date), principal of the Advances until the Advances are paid in full;

(e)          (i) prior to the end of the Reinvestment Period, at the direction of the Portfolio Manager, to fund the Unfunded Exposure Account up to the Unfunded Exposure Amount and (ii) after the Reinvestment Period but prior to the Maturity Date, to fund the Unfunded Exposure Account up to the Unfunded Exposure Amount;

(f)          To pay all amounts set forth in clause (a) above not paid due to the limitation set forth therein;

(g)          To the extent not reimbursed out of funds on deposit in the Expense Reserve Account, to reimburse the Portfolio Manager and the Company for any and all reasonable costs and expenses incurred by the Portfolio Manager and the Company, as applicable, in connection with the Collateral or in the performance of its obligations under this Agreement;

(h)          To make any Permitted Distributions or Permitted Tax Distributions (using Interest Proceeds) directed pursuant to this Agreement; and

(i)          (i) On any Interest Payment Date other than the Maturity Date, to deposit any remaining amounts in the Collection Account and (ii) on the Maturity Date and any Additional Distribution Date, any remaining amounts to the Company.

Section 4.06.         Payments Generally. All payments to the Lenders or the Administrative Agent shall be made to the Administrative Agent at the account designated in writing to the Company and the Collateral Agent for further distribution by the Administrative Agent (if applicable). The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Portfolio Manager of the calculation of amounts payable to the ~~Financing Providers~~Lenders in respect of the ~~Financings~~Advances and the amounts payable to the Portfolio Manager. At least two (2) Business Days prior to each Interest Payment Date, the Administrative Agent shall deliver an invoice to the Portfolio Manager, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date. All payments not made to the Administrative Agent for distribution to the Lenders shall be made as directed in writing by the Administrative Agent. Subject to Section 3.03 hereof, all payments by the Company hereunder shall be made without setoff or counterclaim. All payments hereunder shall be made in U.S. dollars. All interest calculated using the LIBO Rate hereunder shall be computed on the basis of a year of 360 days and ~~shall be~~all interest calculated using the Base Rate hereunder shall be computed on the basis of a year of 365 days in each case, payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 4.07.         Termination or Reduction of Financing Commitments.

(a)          After the Non-Call Period (or any other date if JPMorgan Chase Bank, National Association ceases to act as Administrative Agent), the Company shall be entitled at its option, subject to the payment of the premium described in Section 4.03(c)(ii), and upon three (3) Business Days’ prior written notice to the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) to either (i) terminate the Financing Commitments in whole upon payment in full of all Advances, all accrued and unpaid interest, all applicable premium and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (ii) reduce in part the portion of the Financing Commitments that exceeds the sum of the outstanding Advances. In addition, the Financing Commitments shall be automatically and irrevocably reduced by the amount of any prepayment of Advances pursuant to Section 4.03(c)(i)(C) during the Reinvestment Period that exceeds the Excess Funded Amount.

(b)          The Financing Commitments shall be automatically and irrevocably reduced on the date of any prepayment made in accordance with the definition of “Market Value Cure” in an amount equal to the amount of such prepayment.

(c)          ~~The Financing Commitments shall be reduced by the amount of the sale proceeds resulting from a sale of any Portfolio Investment made at the direction of the Administrative Agent pursuant to Section 1.04.~~[Reserved];

(d)          All unused Financing Commitments as of the last day of the Reinvestment Period shall automatically be terminated.

(e)          The Financing Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Advances following the last day of the Reinvestment Period.

Article V

THE PORTFOLIO MANAGER

Section 5.01.         Appointment and Duties of the Portfolio Manager. The Company hereby appoints the Portfolio Manager as its portfolio manager under this Agreement and to perform the investment management functions of the Company set forth herein, and the Portfolio Manager hereby accepts such appointment. For so long as no Market Value Event has occurred and subject to Section 1.04, the services to be provided by the Portfolio Manager shall consist of (x) selecting, purchasing, managing and directing the investment, reinvestment, substitution and disposition of Portfolio Investments, delivering Notices of Acquisition on behalf of and in the name of the Company and (y) acting on behalf of the Company for all other purposes hereof and the transactions contemplated hereby. The Portfolio Manager agrees to comply with all covenants and restrictions imposed on the Company herein and in each other Loan Document. The Company hereby irrevocably appoints the Portfolio Manager its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, in connection with the performance of its duties provided for herein. Without limiting the foregoing:

(a)          The Portfolio Manager shall perform its obligations hereunder with reasonable care, using a degree of skill not less than that which the Portfolio Manager exercises with respect to assets of the nature of the Portfolio Investments that it manages for itself and others having similar investment objectives and restrictions; and

(b)          The Portfolio Manager shall not (and shall not cause the Company to) take any action that it knows or reasonably should know would (1) violate the constituent documents of the Company, (2) violate any law, rule or regulation applicable to the Company, (3) require registration of the Company as an “investment company” under the Investment Company Act of 1940, or (4) cause the Company to violate the terms of this Agreement or any instruments relating to the Portfolio Investments in any material respect.

The Portfolio Manager may employ third parties (including its Affiliates) to render advice (including investment advice) and assistance to the Company and to perform any of the Portfolio Manager’s duties hereunder, provided that the Portfolio Manager shall not be relieved of any of its duties or liabilities hereunder regardless of the performance of any services by third parties.

Section 5.02.         Portfolio Manager Representations As to Eligibility Criteria; Etc. The Portfolio Manager represents to the other parties hereto that (a) as of the Trade Date and Settlement Date for each Portfolio Investment purchased and the Substitution Date for each Substitute Portfolio Investment, such Portfolio Investment meets all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and, except as otherwise permitted hereunder, the Concentration Limitations (as defined on Schedule 4) shall be satisfied, or if not satisfied immediately prior to such Purchase or Substitution, maintained or improved, after the consummation of the related Purchase or Substitution (unless otherwise consented to by the Administrative Agent) and (b) all of the information contained in the related Notice of Acquisition is true, correct and complete in all material respects; provided that, to the extent any such information was furnished to the Company by any third party, such information is as of its delivery date true, complete and correct in all material respects to the knowledge of the Portfolio Manager.

Section 5.03.         Limitation of Liability; Indemnification.

(a)          None of the Portfolio Manager, its Affiliates (other than, for the avoidance of doubt, the Company and the Permitted Subsidiary to the extent provided in the Loan Documents) and their respective partners, members, managers, stockholders, directors, officers, employees and agents (each a “Portfolio Manager Party”) will be liable to the Company, the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Securities Intermediary, the Financing Providers or any other Person for any all expenses, losses, damages, liabilities, demands, charges or claims of any kind or nature whatsoever (including reasonable attorneys’ fees and accountants’ fees and costs and expenses relating to investigating or defending any demands, charges and claims) (“Losses”) incurred, or for any decrease in the value of the Collateral as a result of, the actions taken or recommended, or for any omissions (including, with respect to the Administrative Agent, the Collateral Agent, the Collateral Administrator, the Securities Intermediary, the Administrative Agent or any Financing Provider, any failure to timely grant any consent requested by the Portfolio Manager) by, the Portfolio Manager, its Affiliates or their respective partners, members, managers, stockholders, directors, officers, employees or agents under or in connection with this Agreement, except that the Portfolio Manager shall be so liable as and to the extent such Losses arise out of or in connection with any Portfolio Manager Breach.

As used herein, “Portfolio Manager Breach” means the gross negligence, willful misconduct or bad faith on the part of the Portfolio Manager under or in connection with this Agreement.

(b)          To the extent permitted by Applicable Law, the Portfolio Manager shall indemnify and hold harmless the Agents, the Collateral Administrator and the Financing Providers and their respective Affiliates, directors, officers, stockholders, partners, agents, employees and controlling persons (each an “Indemnified Person”) from and against any and all Losses awarded against or incurred by such Indemnified Person resulting from any Portfolio Manager Breach, excluding, however, any Losses to the extent resulting from the gross negligence, willful misconduct or bad faith on the part of such Indemnified Person.

(c)          Any amounts subject to the indemnification provisions of this Section 5.03 shall be paid by the Portfolio Manager to the Administrative Agent on behalf of the applicable Indemnified Person within 30 Business Days following receipt by the Portfolio Manager of the Administrative Agent’s written demand therefor (and the Administrative Agent shall pay such amounts to the applicable Indemnified Person promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Person making a request for indemnification under this Section 5.03, shall submit to the Portfolio Manager a certificate setting forth in reasonable detail the basis for and the computations of the Losses with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(d)          If the Portfolio Manager has made any indemnity payments to the Administrative Agent, on behalf of an Indemnified Person, pursuant to this Section 5.03 and such Indemnified Person thereafter collects any of such amounts from others, such Indemnified Person will promptly repay such amounts collected to the Portfolio Manager.

(e)          The Portfolio Manager shall not have any liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Portfolio Investments, results from or relates to the performance of one or more Portfolio Investments or any decision by the Portfolio Manager to acquire or sell or refrain from acquiring or selling a Portfolio Investments or for special, punitive, indirect, consequential or incidental damages (including but not limited to lost profits). Any indemnification pursuant to this Section 5.03 shall not be payable from the Collateral.

(f)          This Section 5.03 shall survive the termination of this Agreement and the repayment of all amounts owing to the Financing Providers, the Collateral Administrator and Agents hereunder.

Article VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 6.01.         Representations and Warranties. The Company (and, with respect to clauses (a) through (e), (l), (n), (t) through (v) and (dd), the Portfolio Manager) represents to the other parties hereto solely with respect to itself (and, in the case of the Company, other than with respect to clauses (s), (cc) and (dd), the Permitted Subsidiary) that as of the date hereof, the Third A&R Date and each Trade Date (or as of such other date as maybe expressly set forth below):

(a)          it is duly organized or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and each other Loan Document to which it is or may become a party and to consummate the transactions herein and therein contemplated;

(b)          the execution, delivery and performance of this Agreement and each such other Loan Document, and the consummation of the transactions contemplated therein have been duly authorized by it and this Agreement and each other Loan Document to which it is or may become a party constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing);

(c)          the execution, delivery and performance of this Agreement and each other Loan Document to which it is or may become a party and the consummation of such transactions do not conflict with the provisions of its governing instruments and, except where such violation would not reasonably be expected to have a Material Adverse Effect, will not violate in any material way any provisions of Applicable Law or regulation or any applicable order of any court or regulatory body and will not result in the material breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected;

(d)          it is not subject to any Adverse Proceeding;

(e)          it has obtained all consents and authorizations (including all required consents and authorizations of any governmental authority) that are necessary or advisable to be obtained by it in connection with the execution, delivery and performance of this Agreement and each other Loan Document to which it is or may become a party and each such consent and authorization is in full force and effect except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(f)          it is not required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended;

(g)          it has not issued any securities that are or are required to be registered under the Securities Act of 1933, as amended, and it is not a reporting company under the Securities Exchange Act of 1934, as amended;

(h)          it has no Indebtedness other than (i) Indebtedness incurred under the terms of the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan or Revolving Loan;

(i)          (x) it does not have underlying assets which constitute “plan assets” within the meaning of the Plan Asset Rules; and (y) it has not within the last six years sponsored, maintained, contributed to, or been required to contribute to and does not have any material liability with respect to any Plan;

(j)          as of the date of this Agreement it is, and after giving effect to any Advance it will be, Solvent and it is not entering into this Agreement or any other Loan Document or consummating any transaction contemplated hereby or thereby with any intent to hinder, delay or defraud any of its creditors;

(k)          it is not in default under any other contract to which it is a party except where such default would not reasonably be expected to have a Material Adverse Effect;

(l)          it has complied in all material respects with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and the Portfolio;

(m)          it does not have any Subsidiaries (other than, solely with respect to the Company, the Permitted Subsidiary), or own any Investments in any Person other than the Portfolio Investments or Investments (i) constituting Eligible Investments (as measured at their time of acquisition), (ii) acquired by the Company with the approval of the Administrative Agent, or (iii) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(n)          (x) it has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters actually known to it, without inquiry, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (y) no information (other than projections, forward-looking information, general economic data~~,~~ or industry information ~~or information relating to third parties~~) heretofore furnished by or on behalf of the Company in writing to the Administrative Agent or any Lender in connection with this Agreement or any transaction contemplated hereby (after taking into account all updates, modifications and supplements to such information) contains (or, to the extent any such information was furnished by or relating to a third party, to the Company~~’~~'s or the Portfolio Manager's knowledge contains), when taken as a whole, as of its delivery date, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading;

(o)          [Reserved];

(p)          it has timely filed all Tax returns required by Applicable Law to have been filed by it; all such Tax returns are true and correct in all material respects; and it has paid or withheld (as applicable) all Taxes owing or required to be withheld by it (if any) shown on such Tax returns, except any such Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on its books and records;

(q)          each of the Company and the Permitted Subsidiary is and will be treated as a disregarded entity or partnership for U.S. federal income tax purposes;

(r)          the Company is and will be wholly owned by the Parent, and the Permitted Subsidiary is and will be wholly owned by the Company, each of which is a U.S. Person;

(s)          prior to the date hereof, the Company has not engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar loan or debt obligations and activities incidental thereto;

(t)          neither it nor any of its Affiliates is (i) the subject or target of Sanctions; (ii) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns. It is in compliance with all applicable Sanctions and also in compliance with all applicable provisions of the PATRIOT Act;

(u)          the Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its agents and their respective directors, managers, officers and employees (as applicable) with Anti-Corruption Laws and applicable Sanctions, and the Company and its officers and ~~employees~~directors and, to its knowledge, its employees, members and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Company being designated as a Sanctioned Person. None of (i) the Company or its officers and employees or (ii) to the knowledge of the Company, any manager or agent of the Company that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person;

(v)          the Loan Documents represent all of the material agreements between the Portfolio Manager, the Parent, the Permitted Subsidiary and the Seller, on the one hand, and the Company, on the other. The Company (or, in the case of Subsidiary Investments, the Permitted Subsidiary) has good and marketable title to all Portfolio Investments and other Collateral free of any Liens (other than Liens in favor of the Secured Parties pursuant to the Loan Documents, Permitted Liens and inchoate liens arising by operation of law);

(w)          it is not relying on any advice (whether written or oral) of any Lender, the Administrative Agent or any of their Affiliates;

(x)          there are no judgments for Taxes with respect to the Company and no claim is being asserted with respect to the Taxes of the Company;

(y)          all proceeds of the Advances will be used by the Company only in accordance with the provisions of this Agreement. No part of the proceeds of any Advance will be used by the Company to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve Board. No Advance is secured, directly or indirectly, by Margin Stock, and the Collateral does not include Margin Stock;

(z)          ~~(y)~~ [Reserved];

(aa)         ~~(z)~~ [Reserved];

~~(aa)         [Reserved];~~

(bb)         upon the making of each Advance, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in such Collateral, free and clear of any adverse claim (other than Permitted Liens) or restrictions on transferability, to the extent (as to perfection and priority) that a security interest in said Collateral may be perfected under the applicable UCC;

(cc)         the Parent (i) is not required to register as an investment company under the Investment Company Act of 1940, as amended, and (ii) has elected to be treated a business development corporation for purposes of the Investment Company Act of 1940, as amended;

(dd)         the Portfolio Manager is not required to register as an investment adviser under the Investment Advisers Act of 1940, as amended;

(ee)         the constituent documents of the Permitted Subsidiary restrict its activities to the origination, acquisition, holding and disposition of Subsidiary Investments and activities incidental or related thereto; and

(ff)         the Company is the sole legal and beneficial owner of all equity interests in the Permitted Subsidiary.

Section 6.02.         Covenants of the Company. The Company:

(a)          shall at all times (and shall ensure that the Permitted Subsidiary shall at all times): (i) maintain at least one independent manager or director (who is in the business of serving as an independent manager or director); (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from any other Person; (iv) have a board of managers separate from that of any other Person; (v) file its own Tax returns, except to the extent that the Company is treated as a “disregarded entity” for Tax purposes and is not required to file Taxes under Applicable Law, and pay any Taxes so required to be paid under Applicable Law, except for those Taxes being contested in good faith by appropriate proceedings and in respect of which the Company has established proper reserves on its books in accordance with GAAP; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and comply with all organizational formalities to maintain its separate existence; (viii) maintain separate financial statements; (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s length relationship with the Parent and each of its other Affiliates; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space; (xiii) use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) not acquire the obligations or any securities of its Affiliates; (xviii) cause the managers, officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company; and (xix) maintain at least one special member, who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from the Company, shall immediately become the member of the Company in accordance with its organizational documents.

(b)          shall not (i) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the preceding clause (a), including, other than with respect to any warrants received in connection with a Portfolio Investment, controlling the decisions or actions respecting the daily business or affairs of any other Person except as otherwise permitted hereunder (which, for the avoidance of doubt, shall not prohibit the Company from taking, or refraining to take, any action under or with respect to a Portfolio Investment); (ii) fail to be Solvent; (iii) release, sell, transfer, convey or assign any Portfolio Investment (or permit the Permitted Subsidiary to take any such action) unless in accordance with the Loan Documents; (iv) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Company, enter into any transaction with an Affiliate of the Company except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any asset or property other than the Collateral and the related assets and incidental personal property necessary for the ownership or operation of these assets.

(c)          shall take all actions consistent with and shall not take any action contrary to the “Facts and Assumptions” sections in the opinions of Dechert LLP, dated the date hereof, relating to certain true sale and non-consolidation matters;

(d)          shall not create, incur, assume or suffer to exist any Indebtedness (and shall not permit the Permitted Subsidiary to do so) other than (i) Indebtedness incurred under the terms of the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan or Revolving Loan;

(e)          shall comply with all Anti-Corruption Laws and applicable Sanctions and shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Company and its managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions;

(f)          (i) shall not amend any of its constituent documents or any document to which it is a party in any manner that would reasonably be expected to adversely affect the Lenders in any material respect without the prior written consent of the Administrative Agent and (ii) shall not amend or permit the Permitted Subsidiary to amend any of its constituent documents or any document to which it is a party in any manner (other than an amendment of a purely administrative or clerical nature) without the prior written consent of the Administrative Agent);

(g)          [Reserved];

(h)          shall not (and shall not permit the Permitted Subsidiary to), without the prior consent of the Administrative Agent (acting at the direction of the Required Financing Providers), which consent may be withheld in the sole and absolute discretion of the Required Financing Providers, enter into any hedge agreement;

(i)          shall not (and shall ensure that the Permitted Subsidiary does not) change its name, identity or entity structure in any manner that would make any financing statement or continuation statement filed by the Company or the Permitted Subsidiary (or by the Collateral Agent on behalf of the Company or the Permitted Subsidiary) in accordance with subsection (a) above materially misleading or change its jurisdiction of organization, unless the Company or the Permitted Subsidiary shall have given the Administrative Agent and the Collateral Agent at least 30 days prior written notice thereof, and shall promptly file, or authorize the filing of, appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with written confirmation to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed);

(j)          shall do or cause to be done all things reasonably necessary to (i) preserve and keep in full force and effect its existence as a limited liability company (and the Permitted Subsidiary’s existence as a limited liability company) and take all reasonable action to maintain its and the Permitted Subsidiary’s rights, franchises, licenses and permits material to its business or the Permitted Subsidiary’s business in its applicable jurisdiction of its formation, (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction where the failure to qualify and remain qualified would reasonably be expected to have a Material Adverse Effect and (iii) cause the Permitted Subsidiary to qualify and remain qualified as a limited liability company in good standing in each jurisdiction where the failure to qualify and remain qualified would reasonably be expected to have a Material Adverse Effect;

(k)          shall comply, and shall cause the Permitted Subsidiary to comply, with all Applicable Law (whether statutory, regulatory or otherwise), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(l)          shall not (and shall not permit the Permitted Subsidiary to) merge into or consolidate with any person or dissolve, terminate or liquidate in whole or in part, in each case, without the prior written consent of the Administrative Agent;

(m)          except for the Permitted Subsidiary and Investments permitted by Section 6.02(u)(C) and without the prior written consent of the Administrative Agent, shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist (or permit the Permitted Subsidiary to make or suffer to exist) any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Loan Documents;

(n)          shall ensure that (i) its affairs and the Permitted Subsidiary’s affairs are conducted so that its underlying assets do not constitute “plan assets” within the meaning of the Plan Asset Rules, and (ii) it does not sponsor, maintain, contribute to or become required to contribute to or have any liability with respect to any Plan;

(o)          except for the security interest granted hereunder, under the Equity Pledge Agreement and the Asset Pledge Agreement and as otherwise permitted hereunder, shall not (and shall not permit the Permitted Subsidiary to) sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or the Subsidiary Investments or any interest therein (other than Liens in favor of the Secured Parties pursuant to the Loan Documents, Permitted Liens and inchoate liens arising by operation of law), and the Company shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral and the Subsidiary Investments against all claims of third parties claiming through or under the Company or the Permitted Subsidiary (other than Liens in favor of the Secured Parties pursuant to the Loan Documents, Permitted Liens and inchoate liens arising by operation of law);

(p)          shall promptly furnish to the Administrative Agent, and the Administrative Agent shall furnish to the Lenders, copies of the following financial statements, reports and information: (i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent, a copy of the audited consolidated and consolidating balance sheet of the Parent and its consolidated Subsidiaries as at the end of such year, the related consolidated and consolidating statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided, that the financial statements required to be delivered pursuant to this clause (i) which are made available via EDGAR, or any successor system of the Securities Exchange Commission, in the Parent’s annual report on Form 10-K, shall be deemed delivered to the Administrative Agent on the date such documents are made so available; (ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated and consolidating balance sheet of the Parent and its consolidated Subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated and consolidating statements of income of the Parent and its consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of the Parent and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; provided, that the financial statements required to be delivered pursuant to this clause (ii) which are made available via EDGAR, or any successor system of the Securities Exchange Commission, in Parent’s quarterly report on Form 10-Q, shall be deemed delivered to the Administrative Agent on the date such documents are made so available; and (iii) from time to time, such other information or documents (financial or otherwise) as the Administrative Agent or the Required Financing Providers may reasonably request;

(q)          shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all Taxes levied or imposed upon the Company or upon the income, profits or property of the Company; provided that the Company shall not be required to pay or discharge or cause to be paid or discharged any such Tax (i) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made or (ii) the failure of which to pay or discharge could not reasonably be expected to have a Material Adverse Effect, and shall cause the Permitted Subsidiary to take all such actions;

(r)          shall permit representatives of the Administrative Agent at any time and from time to time as the Administrative Agent shall reasonably request (A) to inspect and make copies of and abstracts from its records relating to the Portfolio Investments and (B) to visit its properties in connection with the collection, processing or managing of the Portfolio Investments for the purpose of examining such records, and to discuss matters relating to the Portfolio Investments or such Person’s performance under this Agreement and the other Loan Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters. The Company agrees to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided that such assistance shall not interfere in any material respect with the Company’s or the Portfolio Manager’s business and operations. So long as no Event of Default has occurred and is continuing, such visits and inspections shall occur only (i) upon five (5) Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than once in any calendar year. During the existence of an Event of Default, there shall be no limit on the timing or number of such inspections and only one (1) Business Day’ prior notice will be required before any inspection;

(s)          shall not use (and shall not permit the Permitted Subsidiary to use) any part of the proceeds of any Advance, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U and X;

(t)          shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that (A) the Company may make Permitted Distributions subject to the other requirements of this Agreement and (B) the Company may make Permitted Tax Distributions so long as (i) after giving effect to such Permitted Tax Distribution, the Borrowing Base Test is satisfied, (ii) the Company gives at least two (2) Business Days prior notice thereof to the Administrative Agent and (iii) if Permitted Tax Distributions are made after the occurrence and during the continuance of an Event of Default, the aggregate amount of all Permitted Tax Distributions made in any 90 calendar day period (after giving effect to such Permitted Tax Distribution) is not greater than $1,500,000;

(u)          shall not make or hold any Investments, except its equity interest in the Permitted Subsidiary, the Portfolio Investments or Investments (A) constituting Eligible Investments (measured at the time of acquisition), (B) that have been consented to by the Administrative Agent, (C) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof or (D) received in connection with making an Eligible Investment;

(v)          shall not request any Advance, and shall not directly, or to the knowledge of the Company, indirectly, use, and shall procure that its agents shall not directly, or to the knowledge of the Company, indirectly, use, the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto, and shall not permit the Permitted Subsidiary to take any such action;

(w)        shall not (and shall ensure that the Permitted Subsidiary does not) acquire any Revolving Loan or Delayed Funding Term Loan if such acquisition would cause the Unfunded Exposure Amount, collateralized or uncollateralized, to exceed 10% of the Collateral Principal Amount;

(x)          other than pursuant to the Natixis Sale Agreement, the Parent Sale Agreement or in connection with a Substitution, shall not transfer to any of its Affiliates any Portfolio Investment purchased from any of its Affiliates (other than sales to Affiliates conducted on terms and conditions consistent with those of an arm’s length transaction and, if applicable, at fair market value);

(y)          shall post on a password protected website maintained by the Portfolio Manager to which the Administrative Agent will have access or deliver via email to the Administrative Agent, with respect to each obligor in respect of a Portfolio Investment, within ~~fifteen~~ten (~~15~~10) Business Days of the ~~completion of the~~ Portfolio Manager~~’s portfolio review of such obligor (which, for any individual obligor, shall occur no less frequently than quarterly)~~'s receipt of such information, without duplication of any other reporting requirements set forth in this Agreement or any other Loan Document, any management discussion and analysis provided by such obligor and any financial reporting packages with respect to such obligor and with respect to each Portfolio Investment for such obligor (including any attached or included information, statements and calculations)~~; provided that, if the financials for such Portfolio Investment are not received as scheduled, the Portfolio Manager shall diligently request such financials reporting packages and provide to the Administrative Agent within five (5) Business Days of the receipt thereof~~. The Company shall cause the Portfolio Manager to provide such other information as the Administrative Agent may reasonably request with respect to any Portfolio Investment or obligor (to the extent reasonably available to the Portfolio Manager);

(z)          shall not elect to be classified as other than a disregarded entity or partnership for U.S. federal income tax purposes, nor shall the Company take any other action or actions that would cause it to be classified, taxed or treated as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes (including transferring interests in the Company on or through an established securities market or secondary market (or the substantial equivalent thereof), within the meaning of Section 7704(b) of the Code (and Treasury regulations thereunder) and shall cause the Permitted Subsidiary to be classified as a disregarded entity or partnership for U.S. federal income tax purposes;

(aa)         shall only have partners or owners that are treated as U.S. Persons or that are disregarded entities owned by a U.S. Person and shall not recognize the transfer of any interest in the Company that constitutes equity for U.S. federal income tax purposes to a person that is not a U.S. Person;

(bb)         shall from time to time execute and deliver all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably necessary to secure the rights and remedies of the Secured Parties hereunder and to grant more effectively all or any portion of the Collateral, maintain or preserve the security interest (and the priority thereof) of this Agreement or to carry out more effectively the purposes hereof, perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement, preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral and the Collateral Agent against the claims of all persons and parties, pay any and all Taxes levied or assessed upon all or any part of the Collateral and use its commercially reasonable efforts to minimize Taxes and any other costs arising in connection with its activities or give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant to this Agreement or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, and hereby authorizes the Collateral Agent to file a UCC financing statement listing ~~‘~~'all assets of the debtor’ in the collateral description of such financing statement and shall ensure that the Permitted Subsidiary takes all such actions with respect to its assets and the Asset Pledge Agreement;

(cc)         shall use all commercially reasonable efforts to elevate all Participation Interests granted under the Natixis Sale Agreement to absolute assignments within the applicable then-current standard settlement timeframes set forth in LSTA guidelines;

(dd)         on the Effective Date, shall promptly (or, in any event, on the Effective Date) cause the initial Advance to be applied to pay in full all amounts payable by the Seller under the Natixis Credit Facility and shall obtain the Natixis Lien Release;

(ee)         shall not (and shall not permit the Permitted Subsidiary to) become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of a lessee under any lease, hire any employees or make any distributions (other than in accordance with the Loan Documents);

(ff)         shall not maintain any bank accounts or securities accounts other than the Accounts and shall not permit the Permitted Subsidiary to maintain any bank accounts or securities accounts other than the Pledged Accounts;

(gg)         ~~[Reserved];~~shall not act on behalf of, a country, territory, entity or individual that, at the time of such act, is the subject or target of Sanctions, and none of the Company, the Portfolio Manager or any of their respective Affiliates, owners, directors or officers is a natural person or entity with whom dealings are prohibited under Sanctions for a natural person or entity required to comply with such Sanctions. The Company does not own and will not acquire, and the Portfolio Manager will not cause the Company to own or acquire, any security issued by, or interest in, any country, territory, or entity whose direct ownership would be or is prohibited under Sanctions for a natural person or entity required to comply with Sanctions;

(hh)         shall not permit the Permitted Subsidiary to Purchase any Subsidiary Investment that is not held for the benefit of, or intended to be transferred to, the Company or the Parent;

(ii)         except as otherwise expressly permitted herein, shall not (and shall not permit the Permitted Subsidiary to) cancel or terminate any of the underlying instruments in respect of a Portfolio Investment to which it is party or beneficiary (in any capacity), or consent to or accept any cancellation or termination of any of such agreements unless (in each case) the Administrative Agent shall have consented thereto in its sole discretion; and

(jj)         shall give notice to the Administrative Agent promptly in writing upon (and in no event later than three (3) Business Days (or, in the case of clause (ii)(y) below, one (1) Business Day) after) the Company or the Portfolio Manager has actual knowledge of the occurrence of any of the following:

(i)          any Adverse Proceeding; ~~and~~

(ii)         any (x) Default or (y) Event of Default; and

(iii)        ~~(ii)~~ any adverse claim asserted against any of the Permitted Subsidiary, Portfolio Investments, the Accounts, the Pledged ~~Account~~Accounts or any other Collateral.

Section 6.03.         Amendments of Portfolio Investments, Etc. If the Company or the Portfolio Manager receives any notice or other communication concerning any amendment, supplement, consent, waiver or other modification of any Portfolio Investment or any related underlying instrument or rights thereunder (each, an “Amendment”) with respect to any Portfolio Investment or any related underlying instrument, or makes any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, it will give prompt (and in any event, not later than three (3) Business Days’) notice thereof to the Administrative Agent. In any such event, the Company shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Portfolio Manager shall deem appropriate under the circumstances. If an Event of Default has occurred and is continuing or a Market Value Event has occurred, the Company will exercise all voting and other powers of ownership as the Administrative Agent (acting at the direction of the Required Financing Providers) shall instruct (it being understood that if the terms of the related underlying instrument expressly prohibit or restrict any such rights given to the Administrative Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated). In any such case, following the Company's receipt thereof, the Company shall promptly provide to the Administrative Agent copies of all executed amendments to underlying instruments, executed waiver or consent forms or other documents executed or delivered in connection with any Amendment.

Article VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)          the Company shall fail to pay any amount owing by it in respect of the Secured Obligations (whether for principal, interest, fees or other amounts) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and, in the case of amounts other than principal and interest, such failure continues for a period of one (1) Business Day (or, in the case of a default in payment resulting solely from an administrative error or omission by the Collateral Agent or from a Disruption Event, two (2) Business Days) following the earlier of (x) the Company becoming aware of such failure or (y) receipt of written notice by the Company of such failure;

(b)          any representation or warranty made or deemed made by or on behalf of the Company, the Portfolio Manager, the Permitted Subsidiary (collectively, the “Credit Risk Parties”) or the Seller herein or in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document (other than projections, forward-looking information, general economic data, industry information or information relating to third parties) furnished pursuant hereto or in connection herewith or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute a failure) and if such failure is capable of being remedied, such failure shall continue for a period of 30 days following the earlier of (i) receipt by such Credit Risk Party or the Seller, as applicable, of written notice of such inaccuracy from the Administrative Agent and (ii) an officer of such Credit Risk Party or the Seller, as applicable, becoming aware of such inaccuracy (or, if such failure could not reasonably be expected to be cured within 30 days, such Credit Risk Party or the Seller, as applicable, commences and diligently pursues such cure and such failure is cured within 45 days);

(c)          (A) the Company (or to the extent it is obligated, the Permitted Subsidiary) shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a)(i) through (vii), (xi) or (xix), (b)(i) through (iv), (d), (f), (h), (i), (l), (m), (o), (t), (v), (dd) ~~or~~, (ee) or (jj) or (B) any Credit Risk Party or the Seller shall fail to observe or perform any other covenant, condition or agreement contained herein (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute such a failure) or in any other Loan Document and, in the case of this clause (B), if such failure is capable of being remedied, such failure shall continue for a period of 30 days following the earlier of (i) receipt by such Credit Risk Party or the Seller, as applicable, of written notice of such failure from the Administrative Agent and (ii) an officer of such Credit Risk Party or the Seller, as applicable, becoming aware of such failure (or, if such failure could not reasonably be expected to be cured within 30 days, such Credit Risk Party or the Seller, as applicable, commences and diligently pursues such cure and such failure is cured within 45 days);

(d)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Risk Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Risk Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered;

(e)          any Credit Risk Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Risk Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(f)          any Credit Risk Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(g)          the passing of a resolution by the equity holders of the Company or the Permitted Subsidiary in respect of the winding up on a voluntary basis of the Company or the Permitted Subsidiary;

(h)          any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of U.S.$1,000,000 (after giving effect to insurance, if any, available with respect thereto) shall be rendered against the Company or the Permitted Subsidiary, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of sixty (60) days after the date on which the right to appeal has expired;

(i)          an ERISA Event occurs;

(j)          a Change of Control occurs;

(k)          the Company or the arrangements contemplated by the Loan Documents, shall become required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(l)           the Portfolio Manager resigns as Portfolio Manager under this Agreement; ~~or~~

(m)          (i) failure of the Company to fund the Unfunded Exposure Account when required in accordance with Section 2.03(f) other than in the case that any Lender fails to make the Advance required in accordance with Section 2.03(f) or (ii) failure of the Company to satisfy its obligations in respect of unfunded obligations with respect to any Delayed Funding Term Loan or Revolving Loan (including the payment of any amount in connection with the sale thereof to the extent required under this Agreement) other than if the Company provides the Administrative Agent with written notice in reasonable detail stating that it has elected not to fund any applicable amount due to a good faith contractual dispute with respect to the related Portfolio Investment or a determination by the Company that an advance is not required under its underlying instruments; provided that the failure of the Company to undertake any action set forth in this clause (m) is not remedied within two Business Days; or

(n)          the Net Advances exceed the product of (a) 75% and (b) Net Asset Value and the failure of the Company to maintain the required Net Asset Value set forth in this clause (n) is not remedied within one Business Day after the earlier of (x) receipt by the Company and the Portfolio Manager of written notice of such failure from the Administrative Agent or (y) the date the Company or the Portfolio Manager has actual knowledge of the occurrence of such excess;

then, and in every such event (other than an event with respect to the Company described in clause (d) or (e) of this Article), and at any time thereafter in each case during the continuance of such event, the Administrative Agent may, and at the request of the Required Financing Providers shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Financing Commitments, and thereupon the Financing Commitments shall terminate immediately, and (ii) declare all of the Secured Obligations then outstanding to be due and payable in whole (or in part, in which case any Secured Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Secured Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (d) or (e) of this Article, the Financing Commitments shall automatically terminate and all Secured Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

Article VIII

ACCOUNTS; COLLATERAL SECURITY

Section 8.01.         The Accounts; Agreement As to Control.

(a)          Establishment and Maintenance of Accounts. The Company hereby appoints Citibank, N.A. as Securities Intermediary and has directed and the Securities Intermediary hereby acknowledges that it has established (1) an account designated as the “Custodial Account”, (2) an account designated as the “Collection Account”, (3) an account designated as the “MV Cure Account”, (4) an account designated as the “Expense Reserve Account” and (5) an account designated as the “Unfunded Exposure Account” (the Unfunded Exposure Account, together with the Collection Account, the Custodial Account, the MV Cure Account, the Expense Reserve Account and any successor accounts established in connection with the resignation or removal of the Securities Intermediary, the “Accounts”), and the account numbers for the Accounts are set forth on the Transaction Schedule. The Securities Intermediary agrees to maintain each of the Accounts as a securities intermediary in the name of the Company subject to the lien of the Collateral Agent under this Agreement and (y) agrees not to change the name or account number of any Account without the prior consent of the Collateral Agent. The Securities Intermediary hereby certifies that it is a bank or trust company that in the ordinary course of business maintains securities accounts for others and in that capacity has established the Accounts in the name of the Company.

(b)          Collateral Agent in Control of Securities Accounts. Each of the parties hereto hereby agrees that (1) each Account shall be deemed to be a “securities account” (within the meaning of Section 8-501(a) of the Uniform Commercial Code in effect in the State of New York (the “UCC”)), (2) all property credited to any Account shall be treated as a financial asset for purposes of Article 8 of the UCC and (3) except as otherwise expressly provided herein, the Collateral Agent will be exclusively entitled to exercise the rights that comprise each financial asset credited to each Account. The parties hereto agree that the Securities Intermediary shall act only on entitlement orders or other instructions with respect to the Accounts originated by the Collateral Agent and no other person (and without further consent by any other person); and the Collateral Agent, for the benefit of the Secured Parties, shall have exclusive control and the sole right of withdrawal over each Account. The only permitted withdrawals from the Accounts shall be in accordance with the provisions of this Agreement. Furthermore, the parties hereto agree that the Portfolio Manager may, in its sole discretion, but shall not be obligated to, direct the Securities Intermediary and the Collateral Agent to withdraw from the Expense Reserve Account and pay to the Portfolio Manager an amount equal to any and all reasonable costs and expenses incurred on behalf of the Company in connection with its management, administration and collection activities with respect to the Collateral and in compliance with the terms of this Agreement; provided that such amount shall not exceed U.S.$100,000 during any Calculation Period.

(c)          Subordination of Lien, Etc. If the Securities Intermediary has or subsequently obtains by agreement, operation of law or otherwise a security interest in any Account or any security entitlement credited thereto, the Securities Intermediary hereby agrees that such security interest shall be subordinate to the security interest of the Collateral Agent. The property credited to any Account will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Collateral Agent (except that the Securities Intermediary may set-off (1) all amounts due to the Securities Intermediary in respect of its customary fees and expenses for the routine maintenance and operation of the Accounts, and (2) the face amount of any checks which have been credited to any Account but are subsequently returned unpaid because of uncollected or insufficient funds).

(d)          Property Registered, Indorsed, etc. to Securities Intermediary. All securities or other property represented by a promissory note or an instrument underlying any financial assets credited to any Account shall be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary in blank or credited to another securities account maintained in the name of the Securities Intermediary, and in no case will any financial asset credited to any Account be registered in the name of the Company, payable to the order of the Company or specially indorsed to the Company except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank.

(e)          Jurisdiction; Governing Law of Accounts. The establishment and maintenance of each Account and all interests, duties and obligations related thereto shall be governed by the law of the State of New York and the “securities intermediary’s jurisdiction” (within the meaning of Section 8-110 of the UCC) shall be the State of New York. The parties further agree that the law applicable to all of the issues in Article 2(1) of The Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary shall be the law of the State of New York. Terms used in this Section 8.01 without definition have the meanings given to them in the UCC.

(f)          No Duties. The parties hereto acknowledge and agree that the Securities Intermediary shall not have any additional duties under this Agreement other than those expressly set forth in this Section 8.01, and the Securities Intermediary shall satisfy those duties expressly set forth in this Section 8.01 so long as it acts without gross negligence, fraud, reckless disregard or willful misconduct. Without limiting the generality of the foregoing, the Securities Intermediary shall not be subject to any fiduciary or other implied duties, and the Securities Intermediary shall not have any duty to take any discretionary action or exercise any discretionary powers. The Securities Intermediary shall be subject to all of the rights, protections and immunities given to the Collateral Agent hereunder, including indemnities.

(g)          Investment of Funds on Deposit in the Expense Reserve Account and Unfunded Exposure Account. All amounts on deposit in the Expense Reserve Account and Unfunded Exposure Account shall be invested (and reinvested) at the written direction of the Company (or the Portfolio Manager on its behalf) delivered to the Collateral Agent in Eligible Investments; provided that, following the occurrence of an Event of Default or a Market Value Event, all amounts on deposit in the Expense Reserve Account and the Unfunded Exposure Account shall be invested, reinvested and otherwise disposed of at the written direction of the Administrative Agent delivered to the Collateral Agent.

(h)         Unfunded Exposure Account.

(i)          Amounts may be deposited into the Unfunded Exposure Account from time to time in accordance with Section 4.05. Amounts shall also be deposited into the Unfunded Exposure Account as set forth in Section 2.03(f).

(ii)         While an Event of Default is not occurring and a Market Value Event has not occurred and subject to satisfaction of the Borrowing Base Test and Section 2.03(g) (each after giving effect to such release), the Portfolio Manager may direct, by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator), the release of funds on deposit in the Unfunded Exposure Account (i) for the purpose of funding the Company’s unfunded commitments with respect to Delayed Funding Term Loans and Revolving Loans, for deposit into the Collection Account and (ii) so long as no Unfunded Exposure Shortfall exists or would exist after giving effect to the withdrawal. Upon the occurrence and during the continuance of an Event of Default or the occurrence of a Market Value Event, at the written direction of the Administrative Agent (with a copy to the Collateral Administrator), the Securities Intermediary shall transfer all amounts in the Unfunded Exposure Account to the Collection Account to prepay the outstanding Advances. Upon the direction of the Company by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator, the Collateral Agent and the Administrative Agent), any amounts on deposit in the Unfunded Exposure Account in excess of outstanding funding obligations of the Company shall be released to the Collection Account to prepay the outstanding Advances; provided that no such prepayment would cause the aggregate outstanding principal amount of the Advances to be below the Minimum Funding Amount.

Section 8.02.         Collateral Security; Pledge; Delivery.

(a)          Grant of Security Interest. As collateral security for the prompt payment in full when due of all the Company’s obligations to the Agents and the Lenders (collectively, the “Secured Parties”) under this Agreement (collectively, the “Secured Obligations”), the Company hereby pledges to the Collateral Agent and grants a continuing security interest in favor of the Collateral Agent in all of the Company’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter-of-credit rights, investment property, and any and all other property of any type or nature owned by it (all of the property described in this clause (a) being collectively referred to herein as “Collateral”), including: (1) each Portfolio Investment, (2) all of the Company’s interests in the Accounts and all investments, obligations and other property from time to time credited thereto, (3) the Natixis Sale Agreement and all rights related thereto, (4) the Parent Sale Agreement and all rights related thereto, (5) the Company’s equity interest in the Permitted Subsidiary, all rights relating thereto, and any other interest of the Company in the Permitted Subsidiary, (6) all other property of the Company and (7) all proceeds thereof, all accessions to and substitutions and replacements for, any of the foregoing, and all rents, profits and products of any thereof.

(b)          Delivery and Other Perfection. In furtherance of the collateral arrangements contemplated herein, the Company and Permitted Subsidiary shall (1) Deliver to the Collateral Agent the Collateral hereunder as and when acquired by the Company; (2) if any of the securities, monies or other property pledged by the Company and Permitted Subsidiary hereunder are received by the Company or Permitted Subsidiary, forthwith take such action as is necessary to ensure the Collateral Agent’s continuing perfected security interest in such Collateral (including Delivering such securities, monies or other property to the Collateral Agent); and (3) upon the reasonable request of the Administrative Agent, deliver to the Administrative Agent, the Financing Providers and the Collateral Agent, at the expense of the Company, legal opinions from Dechert LLP or other counsel reasonably acceptable to the Administrative Agent and the Financing Providers, as to the perfection and priority of the Collateral Agent’s security interest in any of the Collateral.

“Deliver” (and its correlative forms) means the taking of the following steps by the Company or the Portfolio Manager:

(1)         in the case of Portfolio Investments and Eligible Investments and amounts on deposit in the MV Cure Account, by (x) causing the Securities Intermediary to indicate by book entry that a financial asset comprised thereof has been credited to the applicable Account and (y) causing the Securities Intermediary to agree that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the Company;

(2)         in the case of each general intangible, by notifying the obligor thereunder of the security interest of the Collateral Agent;

(3)         in the case of Portfolio Investments consisting of money or instruments (the “New York Collateral”) that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such New York Collateral in the State of New York, or (y) a person other than the Company and a securities intermediary (A)(I) to obtain possession of such New York Collateral in the State of New York, and (II) to then authenticate a record acknowledging that it holds possession of such New York Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such New York Collateral for the benefit of the Collateral Agent and (II) to then acquire possession of such New York Collateral in the State of New York;

(4)         in the case of any account which constitutes a “deposit account” under Article 9 of the UCC, by causing the Securities Intermediary to continuously identify in its books and records the security interest of the Collateral Agent in such account and, except as may be expressly provided herein to the contrary, establishing dominion and control over such account in favor of the Collateral Agent; and

(5)         in all cases, by filing or causing the filing of a financing statement with respect to such Collateral with the Delaware Secretary of State.

(c)          Remedies, Etc. During the period in which an Event of Default shall have occurred and be continuing, the Collateral Agent shall (but only if and to the extent directed in writing by the Required Financing Providers, with a copy to the Company) do any of the following:

(1)         Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s or its designee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent or a designee of the Collateral Agent (acting at the direction of the Required Financing Providers) may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent or its designee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(2)         Transfer all or any part of the Collateral into the name of the Collateral Agent or a nominee thereof.

(3)         Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto.

(4)         Endorse any checks, drafts, or other writings in the Company’s name to allow collection of the Collateral.

(5)         Take control of any proceeds of the Collateral.

(6)         Execute (in the name, place and stead of any of the Company) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

(7)         Perform such other acts as may be reasonably required to do to protect the Collateral Agent’s rights and interest hereunder.

(8)         Without limitation to the foregoing, exercise any available rights and remedies under the Equity Pledge Agreement and the Asset Pledge Agreement. In addition, nothing in this Agreement shall limit, or be construed as limiting, any rights and remedies which the Collateral Agent (in any capacity) has under the Asset Pledge Agreement or under the laws of any jurisdiction other than the United States.

(d)          Compliance with Restrictions. The Company and the Portfolio Manager agree that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent or its designee are hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel in writing is necessary in order to avoid any violation of ~~applicable law~~Applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Company and the Portfolio Manager further agree that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Company or the Portfolio Manager for any discount allowed by the reason of the fact that such Collateral is sold in good faith compliance with any such limitation or restriction.

(e)          Private Sale. The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to clause (c) above conducted in a commercially reasonable manner. The Company and the Portfolio Manager hereby waive any claims against each Agent and Financing Provider arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

(f)          Collateral Agent Appointed Attorney-in-Fact. The Company hereby appoints the Collateral Agent as the Company’s attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company, from time to time in the Collateral Agent’s discretion (exercised at the written direction of the Administrative Agent or the Required Financing Providers, as the case may be), after the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent or the Required Financing Providers may deem necessary or advisable to accomplish the purposes of this Agreement. The Company hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this clause is irrevocable during the term of this Agreement and is coupled with an interest.

(g)          Further Assurances. The Company covenants and agrees that, from time to time upon the request of the Collateral Agent (as directed by the Administrative Agent), the Company will execute and deliver such further documents, and do such other acts and things as the Collateral Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interest granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral; provided that no such document may alter the rights and protections afforded to the Company or the Portfolio Manager herein.

(h)          Termination. Upon the payment in full of all Secured Obligations and termination of the Financing Commitments, the security interest granted herein shall automatically (and without further action by any party) terminate and all rights to the Collateral shall revert to the Company. Upon any such termination, the Collateral Agent will, at the Company’s sole expense, deliver to the Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder, and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such termination.

Article IX

THE AGENTS

Section 9.01.         Appointment of Administrative Agent and Collateral Agent. Each of the Financing Providers hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (each, an “Agent~~”~~" and collectively, the “Agents”) as its agent and authorize such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Anything contained herein to the contrary notwithstanding, each Agent and each Financing Provider hereby agree that no Financing Provider shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Collateral Agent for the benefit of the Secured Parties at the direction of the Administrative Agent.

Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Financing Provider (if applicable) as any other Financing Provider and may exercise the same as though it were not an Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company as if it were not an Agent hereunder.

No Agent or the Collateral Administrator shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby that such Agent is required to exercise as directed in writing by (i) in the case of the Collateral Agent (A) in respect of the exercise of remedies under Section 8.02(c), the Required Financing Providers, or (B) in all other cases, the Administrative Agent or (ii) in the case of any Agent, the Required Financing Providers (or such other number or percentage of the Financing Providers as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company that is communicated to or obtained by the financial institution serving in the capacity of such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent (in the case of the Collateral Administrator and the Collateral Agent only) or the Required Financing Providers (or such other number or percentage of the Financing Providers that shall be permitted herein to direct such action or forbearance). None of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be deemed to have knowledge of any Default, Event of Default, Market Value Event or failure of the Borrowing Base Test unless and until a Responsible Officer has received written notice thereof from the Company, a Financing Provider or the Administrative Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement, any other agreement, instrument or document or the Collateral, or (v) the satisfaction of any condition set forth herein, other than to confirm receipt of items expressly required to be delivered to such Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be required to risk or expend its own funds in connection with the performance of its obligations hereunder if it reasonably believes it will not receive reimbursement therefor hereunder.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

In the event the Collateral Agent or the Collateral Administrator shall receive conflicting instruction from the Administrative Agent and the Required Financing Providers, the instruction of the Required Financing Providers shall govern. Neither the Collateral Administrator nor the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to the Collateral Agent hereunder shall not be construed to impose a duty to act.

It is expressly acknowledged and agreed that neither the Collateral Administrator nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance with the Eligibility Criteria (Schedule 3) or the Concentration Limitations (Schedule 4) in any instance, to determine if the conditions of “Deliver” have been satisfied or otherwise to monitor or determine compliance by any other person with the requirements of this Agreement.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. No agent shall be responsible for any misconduct or negligence on the part of any sub-agent or attorney appointed by such Agent with due care. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and the respective directors, officers, employees, agents and advisors of such person and its Affiliates (the “Related Parties”) for such Agent. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Administrative Agent may resign at any time upon 30 days’ notice to each other agent, the Financing Providers, the Portfolio Manager and the Company. Upon any such resignation, the Required Financing Providers shall have the right (with, so long as no Event of Default has occurred and is continuing or Market Value Event has occurred, the consent of the Company and the Portfolio Manager) to appoint a successor. If no successor shall have been so appointed by the Required Financing Providers and shall have accepted such appointment within thirty (30) days after the retiring Collateral Administrator, Collateral Agent, Securities Intermediary or Administrative Agent, as applicable, gives notice of its resignation, then the Administrative Agent may, on behalf of the Financing Providers, appoint a successor which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within sixty (60) days after the retiring agent gives notice of its resignation, such agent may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring agent, and the retiring agent shall be discharged from its duties and obligations hereunder. After the retiring agent’s resignation hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such retiring agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent and the Securities Intermediary may be removed at any time with 30 days’ notice by the Company (with the written consent of the Administrative Agent), with notice to the Collateral Administrator, the Collateral Agent, the Securities Intermediary, the Financing Providers and the Portfolio Manager. Upon any such removal, the Company shall have the right (with the consent of the Administrative Agent) to appoint a successor to the Collateral Agent, the Collateral Administrator and/or the Securities Intermediary, as applicable. If no successor to any such person shall have been so appointed by the Company and shall have accepted such appointment within thirty (30) days after such notice of removal, then the Administrative Agent may appoint a successor which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed agent, and the removed agent shall be discharged from its duties and obligations hereunder. After the removed agent’s removal hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such removed agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be.

Upon the request of the Company or the Administrative Agent or the successor agent, such retiring or removed agent shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor agent all the rights, powers and trusts of the retiring or removed agent, and shall duly assign, transfer and deliver to such successor agent all property and money held by such retiring or removed agent hereunder. Upon request of any such successor agent, the Company and the Administrative Agent shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor agent all such rights, powers and trusts.

Each Financing Provider acknowledges that it has, independently and without reliance upon any Agent or any other Financing Provider and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Financing Provider also acknowledges that it will, independently and without reliance upon any Agent or any other Financing Provider and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Anything in this Agreement notwithstanding, in no event shall any Agent, the Collateral Administrator or the Securities Intermediary be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent, the Collateral Administrator or the Securities Intermediary, as the case may be, has been advised of such loss or damage and regardless of the form of action.

Each Agent and the Collateral Administrator shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent or the Collateral Administrator, unless it shall be conclusively determined by a court of competent jurisdiction that such Agent or the Collateral Administrator was grossly negligent in ascertaining the pertinent facts.

Each Agent and the Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.

Each Agent and the Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.

No Agent shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war. In connection with any payment, the Collateral Agent and the Collateral Administrator are entitled to rely conclusively on any instructions provided to them by the Administrative Agent.

The rights, protections and immunities given to the Agents in this Section 9.01 shall likewise be available and applicable to the Securities Intermediary and the Collateral Administrator.

Section 9.02.         Additional Provisions Relating to the Collateral Agent, Securities Intermediary and the Collateral Administrator.

(a)          Collateral Agent May Perform. The Collateral Agent shall from time to time take such action (at the written direction of the Administrative Agent or the Required Financing Providers) for the maintenance, preservation or protection of any of the Collateral or of its security interest therein, provided that the Collateral Agent shall have no obligation to take any such action in the absence of such direction and shall have no obligation to comply with any such direction if it reasonably believes that the same (1) is contrary to ~~applicable law~~Applicable Law or (2) might subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Financing Providers, as the case may be, issuing such instruction makes provision satisfactory to the Collateral Agent for payment of same.

With respect to actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, the Required Financing Providers or otherwise if the taking of such action, in the determination of the Collateral Agent, (1) is contrary to ~~applicable law~~Applicable Law or (2) is reasonably likely to subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Financing Providers, as the case may be, issuing such instruction make provision satisfactory to the Collateral Agent for payment of same. In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, the Administrative Agent shall be deemed to have declined to consent to the relevant action. Any action to be taken or not taken and any discretion to be exercised by the Collateral Agent under the Asset Pledge Agreement and the Equity Pledge Agreement will be done solely at the direction of the Administrative Agent.

If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action and shall have no liability in connection therewith except as otherwise provided in this Agreement. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

(b)          Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession, provided that the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as the Company reasonably requests at times other than upon the occurrence and during the continuance of any Event of Default, but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care. The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any liens thereon.

(c)          Collateral Agent Not Liable. Except to the extent arising from the gross negligence, willful misconduct, criminal conduct, fraud or reckless disregard of the Collateral Agent, the Collateral Agent shall not be liable by reason of its compliance with the terms of this Agreement with respect to (1) the investment of funds held thereunder in Eligible Investments (other than for losses attributable to the Collateral Agent’s failure to make payments on investments issued by the Collateral Agent, in its commercial capacity as principal obligor and not as collateral agent, in accordance with their terms) or (2) losses incurred as a result of the liquidation of any Eligible Investment prior to its stated maturity.

(d)          Certain Rights and Obligations of the Collateral Agent. Without further consent or authorization from any Financing Providers, the Collateral Agent may execute any documents or instruments necessary to release any lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or as otherwise permitted or required hereunder or to which the Required Financing Providers have otherwise consented. Anything contained herein to the contrary notwithstanding, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, any Agent or Financing Provider may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Financing Providers (but not any Financing Provider in its individual capacity unless the Required Financing Providers shall otherwise agree), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the purchaser at such sale.

(e)          Collateral Agent, Securities Intermediary and Collateral Administrator Fees and Expenses. The Company agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator such fees as the Administrative Agent, the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Portfolio Manager, may agree in writing. The Company further agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator, or reimburse the Collateral Agent, the Securities Intermediary and the Collateral Administrator for paying, reasonable and documented out-of-pocket expenses, including attorney’s fees, in connection with this Agreement and the transactions contemplated hereby.

(f)          Execution by the Collateral Agent, the Securities Intermediary and the Collateral Administrator. The Collateral Agent, the Securities Intermediary and the Collateral Administrator are executing this Agreement solely in their capacity as Collateral Agent, Securities Intermediary and Collateral Administrator hereunder and in no event shall have any obligation to make any Advance, provide any Financing or perform any obligation of the Administrative Agent hereunder. Each of the Lenders, the Administrative Agent and the Borrower hereby directs the Collateral Agent to execute and deliver the Asset Pledge Agreement and the Equity Pledge Agreement and directs the Securities Intermediary to execute and deliver the Asset Pledge Agreement.

(g)          Reports by the Collateral Administrator. The Company hereby appoints Virtus Group LP as Collateral Administrator and directs the Collateral Administrator to prepare the reports in a form agreed among the Collateral Administrator, Administrative Agent and the Company. Without limitation to the foregoing, upon the written request (including via email) of the Administrative Agent, which may be in the form of a standing request, the Collateral Administrator shall provide to the Administrative Agent a copy of the most recent notice memo, distribution report or similar notice or report received by it in respect of any Portfolio Investment(s) identified by the Administrative Agent as soon as reasonably practicable after such request is made by the Administrative Agent (or, if such request is a standing request, as soon as reasonably practicable after such notice or report is received).

(h)          Information Provided to Collateral Agent and Collateral Administrator. Without limiting the generality of any terms of this Section, neither the Collateral Agent nor the Collateral Administrator shall have liability for any failure, inability or unwillingness on the part of the Portfolio Manager, the Administrative Agent, the Company or the Required Financing Parties to provide accurate and complete information on a timely basis to the Collateral Agent or the Collateral Administrator, as applicable, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s or Collateral Administrator’s, as applicable, part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

Article X

MISCELLANEOUS

Section 10.01.         Non-Petition; Limited Recourse; Limited Recourse. Each of the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Portfolio Manager hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Company or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all amounts owing to the parties hereto. The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement. The Administrative Agent or the Company may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, liquidation or similar proceedings. The Company shall promptly object to the institution of any bankruptcy, winding-up, liquidation or similar proceedings against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor. Nothing in this Section 10.01 shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this Section that was instituted by the Company or against the Company by any Person other than a party hereto.

Notwithstanding any other provision of this Agreement, no recourse under any obligation, covenant or agreement of the Company or the Portfolio Manager contained in this Agreement shall be had against any incorporator, stockholder, partner, officer, director, member, manager, employee or agent of the Company, the Portfolio Manager or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Company and (with respect to the express obligations of the Portfolio Manager hereunder) the Portfolio Manager and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Company, the Portfolio Manager or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Company or the Portfolio Manager contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Company or the Portfolio Manager of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

Section 10.02.         Notices. All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system of .pdf or other similar files) to the other parties hereto at the addresses for notices specified on the Transaction Schedule (or, as to any such party, at such other address as shall be designated by such party in a notice to each other party hereto). All such notices and other communications shall be deemed to have been duly given when (a) transmitted by facsimile, (b) personally delivered, (c) in the case of a mailed notice, upon receipt, or (d) in the case of notices and communications transmitted by electronic mail or any other electronic messaging system, upon delivery, in each case given or addressed as aforesaid.

Section 10.03.         No Waiver. No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 10.04.         Expenses; Indemnity; Damage Waiver; Right of Setoff.

(a)          The Company shall pay (1) all fees and reasonable and documented out of pocket expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary and their Related Parties, including the fees, charges and disbursements of outside counsel for each Agent and the Collateral Administrator, and such other local counsel as required for the Agents and the Collateral Administrator, collectively, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (2) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator and the Lenders, including the fees, charges and disbursements of outside counsel for each Agent, the Collateral Administrator and such other local counsel as required for all of them, in connection herewith, including the enforcement or protection of their rights in connection with this Agreement, including their rights under this Section, or in connection with the Financings provided by them hereunder, including all such reasonable and documented out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Financings.

(b)          The Company shall indemnify the Agents, the Collateral Administrator, the Securities Intermediary, the Lenders and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of outside counsel for each Indemnitee and such other local counsel as required for any Indemnitees, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations (including, without limitation, any breach of any representation or warranty made by the Company or the Portfolio Manager hereunder (for the avoidance of doubt, after giving effect to any limitation included in any such representation or warranty relating to materiality or causing a Material Adverse Effect)) or the exercise of the parties thereto of their respective rights or the consummation of the transactions contemplated hereby, (2) any Financing or the use of the proceeds therefrom, or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or is pursuing or defending any such action; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, fraud, reckless disregard or willful misconduct of such Indemnitee or (ii) with respect to the Lenders, relate to the performance of the Portfolio Investments. This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          To the extent permitted by Applicable Law, neither the Company nor any Indemnitee shall assert, and each hereby waives, any claim against the Company or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement, instrument or transaction contemplated hereby, any Financing or the use of the proceeds thereof.

(d)          If an Event of Default shall have occurred and be continuing, each Financing Provider and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Financing Provider or Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement held by such Financing Provider, irrespective of whether or not such Financing Provider shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Financing Provider under this clause (d) are in addition to other rights and remedies (including other rights of setoff) which such Financing Provider may have.

Section 10.05.         Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by a facsimile transmission or electronic mail) and executed by each of the Company, the Agents, the Collateral Administrator, the Required Financing Providers and the Portfolio Manager; provided, however, that any amendment to this Agreement that the Administrative Agent determines in its commercially reasonable judgment is necessary to effectuate the purposes of Section 1.04 hereof following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event and which would not result in an increase or decrease in the rights, duties or liabilities of the Portfolio Manager shall not be required to be executed by the Portfolio Manager; provided, further, that the Administrative Agent may waive any of the Eligibility Criteria and the requirements set forth in Schedule 3 or Schedule 4 in its sole discretion; provided further , that none of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be required to execute any amendment that affects its rights, duties, protections or immunities.

Section 10.06.         Successors; Assignments.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Portfolio Manager, the Administrative Agent and each Financing Provider (and any attempted assignment or transfer by the Company without such consent shall be null and void) and the Portfolio Manager may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent. Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any person any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Subject to the conditions set forth below, any Lender may assign to one or more banks or other financial institutions (or Affiliates thereof) or, after the occurrence and during the continuance of an Event of Default or after the occurrence of a Market Value Event, any other person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Financing Commitment to an assignee that is a Lender (or any Affiliate thereof) with a Financing Commitment immediately prior to giving effect to such assignment.

Assignments shall be subject to the following additional conditions: (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (B) the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption agreement in form and substance acceptable to the Administrative Agent; and (C) unless a Market Value Event has occurred or an Event of Default has occurred and is continuing, no Lender may assign this Agreement or any of its rights and obligations under this Agreement to a Person that is primarily engaged in alternative asset management, including, without limitation, any private equity fund, distressed asset fund or hedge fund, in each case, without the prior written consent of the Company.

Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Sections 5.03 and 10.04).

The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Financing Commitment of, and principal amount of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Lender and the Portfolio Manager, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.

(c)          Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (a “Lender Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Company, the Agents and the other Financing Providers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Lender Participant, agree to any Material Amendment that affects such Lender Participant. As used herein, “Material Amendment” means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon, or reduces any fees payable hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby, or (v) changes any of the provisions of this Section or the definition of “Required Financing Providers” or any other provision hereof specifying the number or percentage of Financing Providers required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder. No Lender Participant shall be a Person that is primarily engaged in alternative asset management, including, without limitation, any private equity fund, distressed asset fund or hedge fund, in each case, without the prior written consent of the Company.

(d)          Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Lender Participant and the principal amounts (and stated interest) of each Lender Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Lender Participant or any information relating to a Lender Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.01(e) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the Lender that sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (d) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.01(f) relating to replacement of Lenders as if it were an assignee under paragraph (b) of this Section 10.06; and (B) shall not be entitled to receive any greater payment under Sections 3.01(e) and 3.03, with respect to any participation, than the Lender that sells the participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Lender or the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the replacement of Lenders provisions set forth in Section 3.01(f) with respect to any Participant.

Section 10.07.         Governing Law; Submission to Jurisdiction; Etc.

(a)          Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York.

(b)          Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”), each party hereto irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c)          Waiver of Jury Trial. EACH OF THE PARTIES HERETO AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE FINANCING PROVIDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.08.         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under ~~applicable law~~Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Financing Provider holding such Advance in accordance with ~~applicable law~~Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 10.08 shall be cumulated and the interest and Charges payable to such Financing Provider in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Financing Provider.

Section 10.09.         PATRIOT Act. Each Financing Provider and Agent that is subject to the requirements of the PATRIOT Act hereby notifies the Company that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Financing Provider or Agent to identify the Company in accordance with the PATRIOT Act.

Section 10.10.         Counterparts. This Agreement may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

Section 10.11.         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12.         Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(1)         a reduction in full or in part or cancellation of any such liability;

(2)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(3)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

As used herein:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WHITEHORSE FINANCE CREDIT I, LLC, as Company

By: WhiteHorse Finance, Inc., its Designated Manager

By
Name:
Title:

WHITEHORSE FINANCE, INC., as Portfolio Manager

By
Name: Edward J. Giordano
Title: Chief Financial Officer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Name:
Title:

CITIBANK, N.A., as Collateral Agent

By
Name:
Title:

CITIBANK, N.A., as Securities Intermediary

By
Name:
Title:

VIRTUS GROUP LP, as Collateral Administrator

By
Name:
Title:

The Financing Providers

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By
Name:
Title:

SCHEDULE 1

Transaction Schedule

1.	Types of Financing	Available	Financing Limit

	Advances	yes	Prior to an ~~Accordion~~Commitment Increase Date: U.S.$200,000,000; After an ~~Accordion~~Commitment Increase Date, if any, U.S.$235,000,000

2.	Financing Providers		Financing Commitment

	Lender:	JPMorgan Chase Bank, National Association	Prior to an ~~Accordion~~Commitment Increase Date: U.S.$200,000,000; After an ~~Accordion~~Commitment Increase Date, if any, U.S.$235,000,000, in each case, as reduced from time to time pursuant to Section 4.07

3.	Scheduled Termination Date:	December 29, 2021

4.	Interest Rates

	Applicable Margin for Advances:	With respect to interest based on the LIBO Rate, 2.75% per annum. With respect to interest based on the Base Rate, 2.75% per annum.

5.	Account Numbers

	Custodial Account:	11548100
	Collection Account:	11548200
	Expense Reserve Account:	11548300
	MV Cure Account:	11548400
	Unfunded Exposure Account:	11548500

6.	Market Value Trigger:	~~165~~65%
	Market Value Cure Trigger:	57%

7.	Purchases of Restricted Securities

Notwithstanding anything herein to the contrary, no Portfolio Investment may constitute, at the time of initial purchase, a Restricted Security. As used herein, “Restricted Security” means any security that forms part of a new issue of publicly ~~or privately~~ issued securities (a) with respect to which an Affiliate of any Financing Provider that is a “broker” or a “dealer”, within the meaning of the Securities Exchange Act of 1934, participated in the distribution as a member of a selling syndicate or group within 30 days of the proposed purchase by the Company and (b) which the Company proposes to purchase from any such Affiliate of any Financing Provider.

Addresses for Notices

The Company:	WhiteHorse Finance Credit I, LLC 1450 Brickell Avenue, 31st Floor Miami, FL 33131	Attn: Operations Email: operations@higcapital.com

The Portfolio Manager:	WhiteHorse Finance, Inc. 1450 Brickell Avenue, 31st Floor Miami, FL 33131	Attn: Edward J. Giordano Email: egiordano@higcapital.com operations@higcapital.com

The Administrative Agent:	JPMorgan Chase Bank, National Association c/o JPMorgan Services Inc. 500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713	Attention: DE_Custom_Business, attention: Nick Rapak Telephone: (302) 634-4961 with a copy to
	JPMorgan Chase Bank, National Association 383 Madison Ave. New York, New York 10179	Attention: Louis Cerrotta Telephone: 212-622-7092 Email: louis.cerrotta@jpmorgan.com de_custom_business@jpmorgan.com NA_Private_Financing_Diligence@jpmorgan.com

The Collateral Agent:	Citibank, N.A. 388 Greenwich Street New York, NY 10013	Attention: Agency & Trust Whitehorse Finance Credit I, LLC Telephone: (713) 693-6677 Email: jacqueline.suarez@citi.com

The Securities Intermediary:	Citibank, N.A. 388 Greenwich Street New York, NY 10013	Attention: Agency & Trust Whitehorse Finance Credit I, LLC Telephone: (713) 693-6677 Email: jacqueline.suarez@citi.com

The Collateral Administrator:	Whitehorse Finance Credit I LLC c/o Virtus Group, LP 1301 Fannin St., Suite 1700 Houston, TX	Attention: Paul Plank Telephone: (713) 993-4300 Facsimile: (877) 595-1376 Email: WhitehorseFinCredILLC@virtusllc.com

JPMCB:	JPMorgan Chase Bank, National Association c/o JPMorgan Services Inc. 500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713	Attention: Robert Nichols Facsimile: (302) 634-1092
with a copy to:
	JPMorgan Chase Bank, National Association 270 Park Avenue New York, New York 10017	Attention: Eugene O’Neill Telephone: 212-834-9295

Each other Financing Provider:	The address (or facsimile number or electronic mail address) provided by it to the Administrative Agent.

SCHEDULE 2

Contents of Notices of Acquisition

Each Notice of Acquisition shall include the following information for the related Portfolio Investment(s):

JPMorgan Chase Bank, National Association,

as Administrative Agent

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

DE_Custom_Business

Attention: Nick Rapak

Email: de_custom_business@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: Michael Grogan

Email: NA_Private_Financing_Diligence@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Lender

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

DE_Custom_Business

Attention: Robert Nichols

cc:

Citibank, N.A., as Collateral Agent

Virtus Group LP, as Collateral Administrator

Ladies and Gentlemen:

Reference is hereby made to the Loan Agreement, dated as of December 23, 2015 (as amended and restated as of June 27, 2016, as amended October 14, 2016, as amended and restated as of June 29, 2017, as further amended and restated as of May 15, 2018 and as further amended from time to time, the “Agreement”), among WhiteHorse Finance Credit I, LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), WhiteHorse Finance, Inc., as portfolio manager (the “Portfolio Manager”), the financing providers party thereto and the collateral agent and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, the Portfolio Manager hereby [requests approval for the Company to acquire][notifies the Administrative Agent of the Company’s intention to acquire] via [Purchase][Substitution] the following Portfolio Investment(s):1

~~Obligor~~	~~Jurisdiction~~	~~Identifier (LoanX)~~	~~Requested Notional Amount~~	~~Asset Class~~	~~Current Pay (Y/N)~~	~~Syndication Type~~	~~Lien~~	~~Tranche Size~~	~~Price~~	~~Spread/Coupon~~	~~Base Rate~~	~~LIBOR Floor~~	~~Maturity~~	~~GICS3 Industry~~	~~LTM EBITDA (in millions)~~	~~LTM Capital Expenditures (in millions)~~	~~Leverage Through Tranche (Net)~~

Fund
Issuer / Obligor
Jurisdiction
Identifier (LoanX; CUSIP)
Requested Notional Amount
Asset Class
Current Pay (Y/N)
Syndication Type
Lien
Tranche Size
Price
Spread / Coupon
Base Rate
LIBOR Floor
Maturity
Moody's Industry
LTM EBITDA (In Millions)
LTM Capital Expenditures (in Millions)
Leverage Through Tranche (Net)
Interest Coverage
Financial Covenants
Security Identifier
Security Description
Quantity

1Company to complete as applicable.

To the extent available, we have included herewith (1) the material underlying instruments (including the collateral and security documents) relating to each such Portfolio Investment, (2) audited financial statement for the previous most recently ended three years of the obligor of each such Portfolio Investment, (3) quarterly statements for the previous most recently ended eight fiscal quarters of the obligor of each such Portfolio Investment, (4) any appraisal or valuation reports conducted by third parties in connection with the proposed investment by the Company, (5) applicable “proof of existence” details (if requested by the Administrative Agent) and (6) the ratio of indebtedness to EBITDA as calculated by the Portfolio Manager. The Portfolio Manager acknowledges that it will provide such other information from time to time reasonably requested by the Administrative Agent.

Very truly yours,

WHITEHORSE FINANCE, INC., as Portfolio Manager

By
Name:
Title:

SCHEDULE 3

Eligibility Criteria

1.	Each Portfolio Investment is a Loan or a debt security and is not a Synthetic Security, a Zero-Coupon Security, a Structured Finance Obligation, a Participation Interest (other than Initial Portfolio Investments), a Mezzanine Obligation (or, for the avoidance of doubt, any other unsecured obligation of an obligor) or a Letter of Credit.

2.	Such Portfolio Investment does not require the making of any future advance or payment by the Company to the issuer thereof or any related counterparty except in connection with a Delayed Funding Term Loan or a Revolving Loan.

3.	Such Portfolio Investment is eligible to be entered into by, sold or assigned to the Company and pledged to the Collateral Agent.

4.	Such Portfolio Investment is denominated and payable in U.S. dollars.

5.	Such Portfolio Investment is issued by a company organized in an Eligible Jurisdiction and, if such company is not organized in the United States, such company has submitted to jurisdiction in the United States in the related underlying instrument and the related underlying instrument is governed by the laws of a State of the United States.

6.	[Reserved].

7.	Such Portfolio Investment is not subject to an event of default (as defined in the underlying instruments for such Portfolio Investment) in accordance with its terms (including the terms of its underlying instruments after giving effect to any grace and/or cure period set forth in the related loan agreement, but not to exceed five (5) days) and no Indebtedness of the obligor thereon ranking pari passu with such Portfolio Investment is in default with respect to the payment of principal or interest for which the lenders for such pari passu Indebtedness have elected to accelerate such Indebtedness, which such default would trigger a default under the related loan agreement (after giving effect to any grace and/or cure period set forth in the related loan agreement, but not to exceed five (5) days) (a “Defaulted Obligation”).

8.	On the Trade Date, the timely repayment of such Portfolio Investment is not subject to non-credit-related risk as determined by the Portfolio Manager in its good faith and reasonable judgment.

9.	Such Portfolio Investment is not an equity security and does not provide, on the date of acquisition, for conversion or exchange at any time over its life into an equity security.

10.	Such Portfolio Investment will not cause the Company or the pool of Collateral to be required to register as an investment company under the Investment Company Act of 1940, as amended.

11.	In the case of a Portfolio Investment that is a Loan, (i) the Administrative Agent is an "Eligible Assignee" (as such term, or comparable term, is defined in the documents evidencing such Portfolio Investment) and such Portfolio Investment is otherwise permitted to be entered into by, sold or assigned to the Administrative Agent and (ii) the Company shall have delivered to the Administrative Agent an assignment agreement duly executed by the administrative agent (if such administrative agent is an Affiliate of the Company or the Portfolio Manager) in respect of such Portfolio Investment, naming the Administrative Agent as assignee, within (x) with respect to any Portfolio Investment owned by the Company on the Amendment Date, 15 Business Days of the Amendment Date or (y) with respect to any other Portfolio Investment, 15 Business Days of the acquisition thereof.

The following capitalized terms used in this Schedule 3 shall have the meanings set forth below:

“Eligible Jurisdictions” means Canada and the United States.

“Letter of Credit” means a facility whereby (i) a fronting bank (“LOC Agent Bank”) issues or will issue a letter of credit (“LC”) for or on behalf of a borrower pursuant to an underlying instrument, (ii) if the LC is drawn upon, and the borrower does not reimburse the LOC Agent Bank, the lender/participant is obligated to fund its portion of the facility and (iii) the LOC Agent Bank passes on (in whole or in part) the fees and any other amounts it receives for providing the LC to the lender/participant.

“Structured Finance Obligation” means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities.

“Synthetic Security” means a security or swap transaction, other than a participation interest or a letter of credit, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Zero-Coupon Security” means any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding or (b) pays interest only at its stated maturity.

SCHEDULE 4

Concentration Limitations

The “Concentration Limitations” shall be satisfied on any date of determination if, in the aggregate, the Portfolio Investments owned (or in relation to a proposed purchase of a Portfolio Investment, proposed to be owned) by the Company comply with all the requirements set forth below:

1.	Not more than 5% of the Collateral Principal Amount may constitute the funded principal amount and Unfunded Exposure Amount, collateralized or uncollateralized, of Portfolio Investments issued by a single obligor and its Affiliates; provided that, the funded principal amount and Unfunded Exposure Amount, collateralized or uncollateralized, of Portfolio Investments issued by three obligors and their Affiliates may constitute up to 7% of the Collateral Principal Amount. Notwithstanding the foregoing, no obligor shall deemed an Affiliate of any person solely because they are under the control of the same private equity sponsor or similar sponsor or because such obligor is owned by a common holding company with an obligor of another obligation so long as the collateral securing such loans is not common.

2.	Not less than ~~55~~72% of the Collateral Principal Amount may consist of cash, Eligible Investments representing Principal Proceeds and the funded principal amount of Senior Secured Loans.

3.	Not more than 15% of the Collateral Principal Amount may consist of the funded principal amount of Portfolio Investments whose obligors are organized in Canada.

4.	Not more than 20% of the Collateral Principal Amount may consist of the funded principal amount of obligations of obligors with an EBITDA of less than U.S.$10,000,000 for cash flow loans, or with receivable assets of less than U.S.$85,000,000 for asset based loans.

5.	Not more than 18% of the Collateral Principal Amount may consist of the funded principal amount of Portfolio Investments that are issued by obligors that belong to the same Moody’s Industry Classification; provided that the funded principal amount of Portfolio Investments that are issued by obligors that belong to any two Moody’s Industry Classifications (with one of the two exceptions being granted exclusively to the Services: Business classification) may constitute up to 25% of the Collateral Principal Amount. As used herein, “Moody~~’~~'s Industry Classifications” means the industry classifications set forth in Schedule 6 hereto, as such industry classifications shall be updated at the option of the Portfolio Manager (with the consent of the Administrative Agent) if Moody’s publishes revised industry classifications.

6.	The Unfunded Exposure Amount, collateralized or uncollateralized, shall not exceed 10% of the Collateral Principal Amount.

SCHEDULE 5

Initial Portfolio Investments

SCHEDULE 6

Moody’s Industry Classifications
Industry Code	Description
1	Aerospace & Defense
2	Automotive
3	Banking, Finance, Insurance & Real Estate
4	Beverage, Food & Tobacco
5	Capital Equipment
6	Chemicals, Plastics & Rubber
7	Construction & Building
8	Consumer goods: Durable
9	Consumer goods: Non-durable
10	Containers, Packaging & Glass
11	Energy: Electricity
12	Energy: Oil & Gas
13	Environmental Industries
14	Forest Products & Paper
15	Healthcare & Pharmaceuticals
16	High Tech Industries
17	Hotel, Gaming & Leisure
18	Media: Advertising, Printing & Publishing
19	Media: Broadcasting & Subscription
20	Media: Diversified & Production
21	Metals & Mining
22	Retail
23	Services: Business
24	Services: Consumer
25	Sovereign & Public Finance
26	Telecommunications
27	Transportation: Cargo
28	Transportation: Consumer
29	Utilities: Electric
30	Utilities: Oil & Gas
31	Utilities: Water
32	Wholesale

EXHIBIT A

Form of Request for Advance

JPMorgan Chase Bank, National Association,

as Administrative Agent

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

DE_Custom_Business

Attention: Nick Rapak

Email: de_custom_business@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: Louis Cerrotta

Email: louis.cerrotta@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Lender

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Attention: Robert Nichols

cc:

Citibank, N.A., as Collateral Agent

Virtus Group LP, as Collateral Administrator

Ladies and Gentlemen:

Reference is hereby made to the Loan Agreement, dated as of December 23, 2015 (as amended and restated as of June 27, 2016, as amended October 14, 2016, as amended and restated as of June 29, 2017, as further amended and restated as of May 15, 2018 and as further amended from time to time, the “Agreement”), among WhiteHorse Finance Credit I, LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), WhiteHorse Finance, Inc., as portfolio manager (the “Portfolio Manager”), the financing providers party thereto, and the collateral agent and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, you are hereby notified of the following:

(1)         The Company hereby requests an Advance under Section 2.03 of the Agreement to be funded on [____________].

(2)         The aggregate amount of the Advance requested hereby is U.S.$[_________].1

(3)         The proposed purchases (if any) relating to this request are as follows:

Security	Par	Price	Purchased Interest (if any)

We hereby certify that all conditions to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement have been satisfied or waived as of the related Trade Date (and shall be satisfied or waived as of the related Settlement Date).

Very truly yours,

WhiteHorse Finance Credit I, LLC

By: WhiteHorse Finance, Inc., as Portfolio Manager

By
Name:
Title:

1 Note: The requested Financing shall be in an amount such that, after giving effect thereto and the related purchase of the applicable Portfolio Investment(s), the Borrowing Base Test is satisfied.

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